UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐Preliminary Proxy Statement

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☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

Summit Midstream Partners, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 31, 2023

Dear Fellow Summit Investors,

As we invite you to attend our virtual 2023 Annual Meeting, we thank you for your investment in Summit Midstream Partners and are pleased to provide you with a brief update on the Partnership.

Summit delivered solid financial and operating results in 2022, exceeding the mid-point of our Adjusted EBITDA guidance range, as we made significant progress executing our corporate strategy to high-grade our portfolio of assets through value- and credit-accretive transactions. We expect the acquisitions and divestitures executed in 2022 to be credit-enhancing and important steps toward achieving our leverage target in 2023 and beyond. During the year, we achieved several critical milestones:

•Simultaneously completed the strategic 2022 DJ Acquisitions for $305.0 million. In December 2022, we acquired Outrigger DJ and Sterling DJ (the “2022 DJ Acquisitions”). These acquisitions were a strategic step in our overall corporate strategy to establish a franchise position in the DJ Basin and expand our footprint for the benefit of our customers. The 2022 DJ Acquisitions significantly increased our gas processing capacity in the DJ Basin and diversified our customer base with a combination of long-term fixed fee and percentage-of-proceeds contracts.

•Portfolio improvement – Permian Midstream Divestiture. In June 2022, we completed the disposition of all the equity interests in Summit Permian, which owns the Lane Gathering and Processing System (“Lane G&P System”), to Longwood Gathering and Disposal Systems, LP (“Longwood”), a wholly owned subsidiary of Matador ͏Resources Company (“Matador”), for a cash sale price of $75.0 million. In connection with the transaction, our marketing subsidiary released take-or-pay firm capacity on the Double E Pipeline to a subsidiary of Matador.

•Portfolio improvement – Bison Midstream Divestiture. In September 2022, we completed the sale of Bison Midstream, LLC (“Bison Midstream”) and its gas gathering system in Burke and Mountrail Counties, North Dakota to a subsidiary of Steel Reef Infrastructure Corp. (“Steel Reef”) for cash consideration of $40.0 million.

•Financing of 2022 DJ Acquisitions. We financed the $305.0 million purchase price for the 2022 DJ Acquisitions primarily from internally generated free cash flow, $115 million of asset divestiture proceeds and the issuance of $85.0 million of new 2026 Secured Notes.

•Sustainability and Energy Transition. In June 2022, we published our inaugural report on environmental, social, and governance standards (“ESG Report”). The report showcases our intention to align with industry-standard ESG frameworks and to core principles that drive operational excellence, sustainability and value for our stakeholders. We also recently announced a strategic collaboration with Clariter S.A. to use Summit’s infrastructure expertise in the United States to support the development of chemical recycling plants to convert plastic waste into high-quality end-products, reducing plastic pollution and dependency on crude oil.

Six of our seven Board members are independent, bringing a diverse set of expertise and experience to their oversight of the Partnership’s business. We have also recently amended our limited partnership agreement to subject to public election by common unitholders the Chief Executive Officer’s seat on the Board.

At this year’s meeting, you will be asked to (1) elect three Class II directors to the Board, (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, and (3) approve an advisory resolution on our executive compensation. The Board unanimously recommends that you vote for each of the three nominees for director and approve each of the other proposals. Please read our proxy statement for further details about the proposals.

On or about March 31, 2023, we are sending limited partners who are holders of record at the close of business on March 21, 2023 a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

Your vote is important to us and our business. Except for the proposal on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, your broker cannot vote your common units on your behalf until it receives your voting instructions. Whether or not you plan to attend the 2023 Annual Meeting, please submit your proxy with voting instructions as soon as possible. You may submit your proxy over the Internet or by mail. To vote your common units electronically during the virtual 2023 Annual Meeting, you will need your control number found on your proxy card or voting instruction form.

We appreciate your investment in the Partnership and look forward to your participation at the 2023 Annual Meeting in May.

Sincerely,

J. Heath Deneke
Chairman of the Board, President
and Chief Executive Officer of
Summit Midstream GP, LLC

NOTICE OF 2023 ANNUAL MEETING OF LIMITED PARTNERS

Date and Time:	May 10, 2023 at 2:00 p.m. Central Time
Place:

Our 2023 Annual Meeting of Limited Partners (the “2023 Annual Meeting”) will be held virtually via live webcast at https:// web.lumiagm.com/217371229 (password: summit2023). You will not be able to attend the 2023 Annual Meeting in person.

Participation:

Please see “Questions and Answers about the 2023 Annual Meeting” on page 2 for more information about attending the 2023 Annual Meeting, voting your common units representing limited partner interests in Summit Midstream Partners, LP (the “common units”) and submitting questions during the 2023 Annual Meeting.

Agenda:

(1)To elect three Class II directors to serve until our annual meeting of limited partners to be held in 2026 or until their successors are elected and have been qualified;

(2)To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

(3)To approve an advisory resolution on executive compensation; and

(4)To transact any other business properly brought before the meeting or any adjournments thereof.

Record Date:

Only limited partners of Summit Midstream Partners, LP who are holders of record of our outstanding (as defined in our partnership agreement) common units, as of the close of business on March 21, 2023, are entitled to vote at the 2023 Annual Meeting.

Voting:

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2023 Annual Meeting, please submit your proxy with voting instructions as soon as possible.

•If you are a limited partner who is a holder of record, you may submit your proxy over the Internet or by mail as described on the proxy card.

•If you hold your common units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your common units are voted.

Submitting your proxy will not prevent you from attending the 2023 Annual Meeting and voting during the 2023 Annual Meeting.

On or about March 31, 2023, we are sending limited partners who are holders of record at the close of business on March 21, 2023 a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

By order of the Board of Directors,

James D. Johnston
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary of
Summit Midstream GP, LLC

Summit Midstream Partners, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

March 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Limited Partners to be Held on May 10, 2023:

Our proxy statement and our Annual Report on Form 10-K for the year ended
December 31, 2022 are available at www.astproxyportal.com/ast/23805.

SUMMIT MIDSTREAM PARTNERS, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

PROXY STATEMENT
2023 ANNUAL MEETING OF LIMITED PARTNERS
May 10, 2023

INFORMATION ABOUT SUMMIT MIDSTREAM PARTNERS, LP

About SMLP

Summit Midstream Partners, LP, a Delaware limited partnership (including its subsidiaries, collectively, “we,” “our,” “us,” “SMLP,” or “the Partnership”), is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. Our common units representing limited partner interests in the Partnership (the “common units”) are listed and traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SMLP.”

The Partnership was formed in May 2012. The Partnership’s executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and can be reached by phone at (832) 413-4770. The Partnership also maintains regional field offices in close proximity to our areas of operation to support the operation and development of our midstream assets.

Our Business Strategies

We operate a differentiated midstream platform that is built for long-term, sustainable value creation. Our integrated assets are strategically located in production basins including the Williston Basin, DJ Basin, Utica Shale, Marcellus Shale, Barnett Shale, Piceance Basin and Permian Basin. To maximize value for our stakeholders, we are focused on:

•prioritizing safe, sustainable and reliable operations;

•further commercializing our asset portfolio, with a particular emphasis on the assets we acquired pursuant to the 2022 DJ Acquisitions and the Double E Pipeline;

•maintaining our focus on fee-based revenue with minimal direct exposure to commodity prices;

•reducing our outstanding indebtedness; and

•increasing our engagement in energy transition opportunities.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING

Q1:Why am I receiving these materials?

A:On or about March 31, 2023, we are sending Unitholders (as defined herein) a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

We are providing these materials in connection with the solicitation by the Board of proxies to be voted at our 2023 Annual Meeting of Limited Partners (the “2023 Annual Meeting”) and any adjournments thereof. We will hold the 2023 Annual Meeting on May 10, 2023 at 2:00 p.m. Central Time via live webcast at https://web.lumiagm.com/217371229 (password: summit2023).

Q2:Who is soliciting my proxy?

A:The Board is sending you these materials in connection with its solicitation of proxies for use at the 2023 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (our proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.

Q3:Who is entitled to attend and vote at the 2023 Annual Meeting?

A:Limited partners of the Partnership who are holders of record of our outstanding common units (the “Voting Units”) at the close of business on March 21, 2023 (the “Unitholders”) are entitled to attend and vote on the matters presented at the 2023 Annual Meeting. The Unitholders will vote together as a single class and are entitled to one vote for each common unit held on the March 21, 2023 record date. On March 21, 2023, 10,354,658 common units were outstanding.

Q4:Which common units are considered “outstanding”?

A:“Outstanding” means, with respect to common units, all common units that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if any person or group, other than the General Partner and its affiliates, acquires beneficial ownership of 20% or more of the outstanding common units, the common units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights with respect to the 2023 Annual Meeting. This loss of voting rights does not apply to persons who acquired such common units from affiliates of the Partnership, their transferees and persons who acquired such common units with the prior approval of the Board.

In addition, any common units held by the Partnership or a subsidiary of the Partnership are not considered outstanding with respect to voting under the Partnership Agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such common units would then be considered outstanding with respect to voting.

Q5:How do I participate in the virtual 2023 Annual Meeting?

A:The 2023 Annual Meeting will be held via live webcast. You will be able to attend the 2023 Annual Meeting, vote your common units and submit your questions during the meeting by visiting https://web.lumiagm.com/217371229 and entering the password (summit2023) and your control number found on your proxy card or voting instruction form.

Questions may be submitted during the 2023 Annual Meeting through https://web.lumiagm.com/217371229. Your questions must be confined to matters properly before the 2023 Annual Meeting and of general concern regarding the Partnership. If there are questions pertinent to matters properly before the 2023 Annual Meeting that cannot be answered during the meeting due to time constraints, we will post answers to a representative set of such questions at the “Investors” section at www.summitmidstream.com. The questions and answers will be available as soon as practicable after the meeting and will remain available until we file our 2024 Proxy Statement.

The 2023 Annual Meeting will begin at 2:00 p.m. Central Time. We encourage you to access the 2023 Annual Meeting before it begins. Online check-in will start approximately 60 minutes before the start of the meeting on May 10, 2023. If you have difficulty accessing or participating in the Annual Meeting, please visit https://www.lumiglobal.com/faq for help and support.

Other interested parties may listen to the 2023 Annual Meeting by visiting https://web.lumiagm.com/217371229 and logging in as a guest. Guests will be able to hear the 2023 Annual Meeting but will not be able to vote or ask a question during the meeting.

Q6:What constitutes a quorum to conduct business at the 2023 Annual Meeting?

A:Holders representing a majority of our outstanding common units (including outstanding common units deemed owned by the General Partner), present in person (virtually) or by properly submitted proxy, will constitute a quorum.

Your common units will be counted as present at the 2023 Annual Meeting if:

• you are present in person (virtually) at the meeting; or

• you have submitted a proxy over the Internet or by mail.

Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.

Q7:If my common units are held in street name by my broker or other nominee, will my broker or other nominee vote my common units?

A:If you own common units through a broker or other nominee, then your common units are held in that broker’s or nominee’s name and you are considered the beneficial owner of common units held in street name.

If a broker does not receive specific voting instructions from the beneficial owner, NYSE rules govern whether or not the broker is permitted to vote on the beneficial owner’s behalf. The NYSE has designated certain categories of proposals as “routine,” and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a “broker non-vote” for such proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum. If a non-routine proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.

The election of three Class II directors (Proposal No. 1) and the approval of the advisory resolution on executive compensation (Proposal No. 3) are considered non-routine under applicable NYSE rules. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023 (Proposal No. 2) is a matter considered routine under applicable NYSE rules.

Q8:How do I vote my common units?

A:You may submit your proxy over the Internet or by mail. If you submit your proxy over the Internet or by returning a signed proxy card by mail, your common units will be voted as you indicate. If you sign your proxy card without indicating your vote, your common units will be voted in accordance with the recommendations of the Board.

To vote your common units electronically during the virtual 2023 Annual Meeting, you will need your control number found on your proxy card or voting instruction form.

Q9:What vote is required for each proposal and what is the recommendation of the Board?

A:The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2023 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by the Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal
Proposal No. 2: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of Deloitte & Touche LLP for 2023	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Voted at broker’s discretion; broker non-votes are not expected but common units not voted have the same effect as a vote against this proposal

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 3: Approval of the Advisory Resolution on Executive Compensation(1)	FOR approval of the Advisory Resolution on Executive Compensation	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Same effect as a vote against this proposal

(1)As an advisory vote, the result of the vote on the advisory resolution on executive compensation is not binding on the Partnership, the Compensation Committee or the Board, whether or not the proposal is passed under the standards described above.

Q10:Can I change my vote after I have voted by proxy?

A:You may revoke a proxy at any time before voting is closed at the 2023 Annual Meeting by:

• submitting a written revocation to the Secretary of the General Partner at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Secretary of the General Partner by 11:59 p.m. Eastern Time on May 9, 2023);

• submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on May 9, 2023);

• submitting your valid proxy over the Internet by 11:59 p.m. Eastern Time on May 9, 2023; or

• voting during the 2023 Annual Meeting, as described in Q8 above.

If instructions to the contrary are not given, your common units will be voted as indicated on the proxy and your presence without voting during the 2023 Annual Meeting will not revoke your proxy.

Q11:What should I do if I receive more than one set of voting materials for the 2023 Annual Meeting?

A:You may receive more than one set of voting materials for the 2023 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold common units in more than one brokerage account, you will receive voting materials for each account; further, if you hold common units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.

Q12:Who is paying the expense of soliciting proxies?

A:We pay the cost of soliciting proxies and holding the 2023 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for a fee of $12,500, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our, and our affiliates’, directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our common units, and we will reimburse them for any reasonable expenses that they incur.

Q13:Who do I contact if I have further questions about voting or the 2023 Annual Meeting?

A:You may contact our Investor Relations department at IR@summitmidstream.com or Morrow Sodali LLC at:

Morrow Sodali LLC
509 Madison Avenue, 12th Floor
New York, NY 10022
Call toll-free at (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: SMLP@info.morrowsodali.com

CORPORATE GOVERNANCE

Board Leadership and Governance

The Partnership is managed by the directors and executive officers of Summit Midstream GP, LLC (the “General Partner”), a wholly owned subsidiary of the Partnership. The directors and officers of the General Partner perform all of our management functions, and we do not have directors or officers. However, for simplicity’s sake, in this proxy statement, we refer to the directors of the General Partner as our directors or our Board, and we refer to the officers of the General Partner as our officers.

Directors are appointed for a term of three years and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the Board.

The Board is divided into three classes of directors. Two Class I directors were elected at our annual meeting of limited partners held in 2022 (the “2022 Annual Meeting”) to serve for a term that expires at our annual meeting of limited partners to be held in 2025 (the “2025 Annual Meeting”), three Class II directors are serving a term that expires at the 2023 Annual Meeting, and two Class III directors are serving a term that expires at our annual meeting of limited partners to be held in 2024 (the “2024 Annual Meeting”). On February 23, 2023, the Partnership amended its Partnership Agreement to subject the President or Chief Executive Officer, in his capacity as a director, to public election by the limited partners as a Class II director. J. Heath Deneke, President and Chief Executive Officer (the “Chief Executive Officer” or “CEO”) of the General Partner, was appointed by the Board to serve as Chairman.

The Board is led by the Chairman of the Board. The Board does not have a policy regarding whether the roles of the Chief Executive Officer and the Chairman of the Board should be separate. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Partnership for the Board to make a determination on the matter when it elects a new Chief Executive Officer or at other times consideration is warranted by circumstances. Our Corporate Governance Guidelines provide for the selection of an independent director to serve as “Lead Director” if the positions of Chief Executive Officer and Chairman of the Board are combined. Effective January 1, 2022, the Board appointed Mr. James J. Cleary as the Lead Director to preside over any executive sessions at which the Chairman of the Board is not present and to serve as a liaison between the Board and stakeholders on investor matters.

The Board conducts its business through meetings of the Board and its committees. The Board has an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, and may have such other committees as the Board shall determine from time to time.

The table below shows the current membership and chair of the Board and each standing committee of the Board, the director selected to serve as Lead Director of the Board, the class to which each director belongs, the independence determinations made by the Board with respect to each director and the number of Board and committee meetings held during 2022. Each member of the Board attended all of the quarterly meetings of the Board and his or her Board committees held during the period in which he or she was a member during 2022. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees held during the period in which he or she was a member during 2022. All of the Board members are invited to attend the 2023 Annual Meeting.

Name	Board of Directors	Class	Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee	Independent Director
James J. Cleary	Lead Director	Class III		Member	Member	Yes
J. Heath Deneke	Chair	Class II				No
Lee Jacobe	Member	Class I	Member	Chair		Yes
Robert J. McNally	Member	Class II	Member			Yes
Rommel M. Oates	Member	Class III			Member	Yes
Jerry L. Peters	Member	Class I	Chair		Member	Yes
Marguerite Woung-Chapman	Member	Class II		Member	Chair	Yes
Number of 2022 Meetings	7		4	3	4

Director Independence

The Board includes one member of management, Mr. Deneke, President and Chief Executive Officer of the General Partner, and six non-management directors. As a limited partnership, SMLP is not required by the NYSE to have a majority of independent directors. However, the Partnership Agreement and the Corporate Governance Guidelines require that each Board member, other than the President or Chief Executive Officer of the General Partner, if such officer is a director, meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder and by the NYSE. Under rules adopted by the NYSE, no Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In addition, the NYSE listing standards contain a list of several specific relationships that preclude independence. Furthermore, pursuant to the SEC independence standards for directors who serve on an audit committee of a board of directors, Board members may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Partnership or any subsidiary, other than payments for Board service and the receipt of fixed amounts of compensation, including deferred compensation, under a retirement plan for prior service with the Partnership, provided that such compensation is not contingent in any way on continued service; or (ii) be an “affiliated” person (as defined in Exchange Act Rule 10A-3) of the Partnership or any subsidiary.

As illustrated in the table above, the Board has determined that all of its six current non-management directors meet these applicable independence standards.

The Board has also determined that each of the current members of the Audit, Compensation and Nominating, Governance and Sustainability Committees are independent under the applicable NYSE listing standards and rules of the Securities and Exchange Commission (the “SEC”) and the Corporate Governance Guidelines. For further information about the committees, see “—Committees of the Board.”

Committees of the Board

Audit Committee

Mr. Jacobe, Mr. McNally and Mr. Peters serve as the members of the Audit Committee, with Mr. Peters serving as the chair of the committee. Mr. Peters qualifies as an audit committee financial expert within the meaning of the regulations of the SEC. All members of the Audit Committee are financially literate, in accordance with NYSE rules.

The Audit Committee assists the Board in its oversight of the integrity of the Partnership’s financial statements and its compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Partnership’s independent registered public accounting firm, approve all auditing services and related fees and the terms thereof and pre-approve any non-audit services to be rendered by the Partnership’s independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of the Partnership’s independent registered public accounting firm. The Audit Committee also discusses the Partnership’s major risk exposures with management, including those related to financial reporting and disclosure and cybersecurity, along with steps taken by management to monitor and control such exposures. The Partnership’s independent registered public accounting firm has unrestricted access to the Audit Committee.

The Audit Committee has adopted an Audit Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Compensation Committee

Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman serve as the members of the Compensation Committee, with Mr. Jacobe serving as the chair of the committee. The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s executive compensation policies and incentive plans. The Compensation Committee also makes recommendations to the Board regarding the compensation of the Partnership’s outside directors. The Compensation Committee may form and delegate authority to subcommittees. The Compensation Committee has adopted a Compensation Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Nominating, Governance and Sustainability Committee

Mr. Cleary, Mr. Oates, Mr. Peters and Ms. Woung-Chapman serve as the members of the Nominating, Governance and Sustainability Committee, with Ms. Woung-Chapman serving as the chair of the committee. The Nominating, Governance and Sustainability Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, assists the Board in selection of director nominees, oversees corporate governance principles, oversees the Partnership’s environmental, social and governance (“ESG”) matters and oversees the evaluation of the Board and management.

The Nominating, Governance and Sustainability Committee has adopted a Nominating, Governance and Sustainability Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman. During 2022, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Partnership served.

Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from SMLP.

The Chief Executive Officer participated in his capacity as a director in the deliberations of the Board concerning named executive officer compensation and made recommendations to the Compensation Committee regarding named executive officer compensation but abstained from any decisions regarding his compensation.

Risk Oversight

The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. The Board’s discussions specifically include strategic planning, identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as ESG reporting and sustainability. The Board also receives detailed reports from management regarding a variety of matters, including operational, health, safety and environmental, financial, legal, governance and cybersecurity matters, as applicable.

Each committee of the Board also reports to the Board on a regular basis, including as appropriate with respect to each committee’s risk oversight activities. For example, as applicable, the Board and the Audit Committee discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the Board in oversight of the integrity of SMLP’s financial statements and compliance with legal and regulatory requirements. The Audit Committee also reviews and assesses the performance of SMLP’s internal audit function and its independent registered public accounting firm. The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure and also oversees executive succession planning. The Nominating, Governance and Sustainability Committee oversees risks related to corporate governance, such as director independence, the effectiveness of the Board and committees and director nominations and oversees SMLP’s ESG matters and the sustainability report to be published by SMLP. We believe that the Board’s role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure and the Board and its committees providing oversight in connection with those efforts.

Governance Documents

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth the Partnership’s policy with respect to business ethics and conflicts of interest. The Code of Business Conduct and Ethics is intended to ensure that the employees, officers and directors of the Partnership and its General Partner conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. It applies to the employees, officers and directors of the Partnership and its General Partner, including the principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”). The Code of Business Conduct and Ethics also incorporates expectations of the Senior Financial Officers that enable the Partnership to provide accurate and timely disclosure in its filings with the SEC and other public communications. We will post information regarding any amendments to, or waivers of, the provisions of the Code of Business Conduct and Ethics applicable to the Senior Financial Officers at the website location referred to under “—Website Availability of Documents.”

Corporate Governance Guidelines

The Partnership’s Corporate Governance Guidelines provide guidelines for the governance of the Partnership. These guidelines establish, among other things, the requirements for the composition of the Board and the committees of the Board, the responsibilities of Board members and the requirements for meetings of the Board. The Corporate Governance Guidelines specifically provide, among other things, that (i) the independent members of the Board will select an independent director to serve as Lead Director to preside over any executive sessions at which the Chairman of the Board is not present, and (ii) interested parties may communicate directly with the General Partner’s independent Board members as set forth under “—Communications with the Board.”

Prohibition on Insider Trading and Avoidance of Speculative Trading in SMLP Units

We have established policies prohibiting our officers, directors and employees from purchasing or selling our securities while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. All transactions in our securities by our directors, officers and certain employees must be precleared by the Chief Compliance Officer. Additionally, our directors, officers and certain employees are prohibited from trading in our securities for the period beginning one week before the end of any fiscal quarter of SMLP and ending two days after the public release of earnings data for such fiscal quarter. Our policies also call for our directors, officers and certain employees to avoid participating in transactions involving trading activities that, by their aggressive or speculative nature, may give rise to an appearance of impropriety. In addition, to the extent any directors, officers or certain other employees wish to sell our securities, we permit our directors, officers and certain employees to enter into pre-arranged trading plans that comply with Rule 10b5-1 under the Exchange Act, which, in addition to any requirements of applicable law, must be approved by the Chief Compliance Officer or his designee.

Website Availability of Documents

The following documents are publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com:

•Audit Committee Charter

•Compensation Committee Charter

•Nominating, Governance and Sustainability Committee Charter

•Code of Business Conduct and Ethics

•Corporate Governance Guidelines

•Insider Trading Policy

•Whistleblower Policy

A printed copy of any of these documents is also available free of charge on written request to the Secretary of the General Partner at 910 Louisiana Street, Suite 4200, Houston, Texas 77002.

Additionally, in June 2022, we published our inaugural ESG Report, showcasing our commitment to core principles that drive operational excellence, sustainability and value for our business. These principles include prioritizing safe and reliable operations, minimizing our environmental impact, protecting our employees’ health and wellbeing, and following responsible and ethical business practices. Our inaugural ESG Report is available on our website and can be found at www.summitmidstream.com/esg.

Our website and the ESG Report are not part of this proxy statement and are not incorporated by reference into this proxy statement. Our ESG goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that our goals will be achieved.

Director Candidates

In selecting members of the Board, the Nominating, Governance and Sustainability Committee’s recommendation and the Board’s decisions take into account, in addition to the independence criteria:

•Personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•Current knowledge and contacts in the communities in which the Partnership does business and in the Partnership’s industry or other industries relevant to the Partnership’s business;

•Ability and willingness to commit adequate time to Board and committee matters, including service on boards of other publicly-traded companies;

•The fit of the individual’s skills and personality, including with those of other Board members and potential Board members, to build a Board that is effective, collegial and responsive to the needs of the Partnership;

•Diversity of viewpoints, background, experience and other demographics as compared to those of other Board members and potential Board members; and

•Other relevant factors as the Board deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the Board’s evaluation of other director candidates.

The Nominating, Governance and Sustainability Committee has the sole authority to retain and terminate any director search firm to be used to identify director candidates.

Communications with the Board

Interested parties may communicate directly with the General Partner’s independent Board members by submitting a communication in an envelope marked “Confidential” addressed to the “Independent Members of the Board” in care of the Secretary of the General Partner at 910 Louisiana Street, Suite 4200, Houston, Texas 77002. Additional requirements for certain types of communications are set forth under “Additional Information—Advance Notice Required for Limited Partner Proposals and Nominations.”

PROPOSAL NO. 1
ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board is divided into three classes of directors for purposes of election. Three Class II directors will be elected at the 2023 Annual Meeting to serve a three-year term that will expire at our annual meeting of limited partners to be held in 2026.

✓	The Board recommends that you vote “FOR” the nominees.

As described above under “Questions and Answers about the 2023 Annual Meeting,” the Partnership Agreement provides that the nominees for Class II director will be elected by a plurality of the votes cast by our Unitholders. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.

If any nominee is unavailable as a candidate at the time of the 2023 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.

Mr. Deneke, Mr. McNally and Ms. Woung-Chapman are the nominees for election as Class II directors at the 2023 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.

Key Skills, Experience and Competencies of the Board

The Board collectively represents the following key skills, experience and competencies:

Board of Directors Skills, Experience and Competencies
Public Company Experience
Midstream Industry Experience
Energy Industry Experience
Finance and Accounting
Legal and Compliance
Operations and Engineering
Risk Management
Clean Energy Experience
Environmental and Sustainability

Information Concerning Nominees for Election as Class II Directors

The following sets forth information as of March 21, 2023 concerning the nominees for election as Class II directors at the 2023 Annual Meeting.

Age: 49 Class II Director: Term expires 2026 (if elected) Director Since: 2019 Committees: None

J. Heath Deneke

Biographical Information:

Mr. Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019. Prior to joining the General Partner, Mr. Deneke served as Executive Vice President, Chief Operating Officer for Crestwood Equity Partners LP and Crestwood Midstream Partners LP from August 2017 through April 2019. Previously, Mr. Deneke was the President, Chief Operating Officer of Crestwood’s Pipeline Services Group from June 2015 to August 2017, where he was responsible for the commercial development and operations of Crestwood’s midstream businesses, including assets in the Marcellus, Bakken, Powder River Basin, Niobrara, Utica, Delaware, Permian, Barnett, Granite Wash, Fayetteville and Haynesville shale plays. Prior to that, he served as President of Crestwood’s Natural Gas Business Unit from October 2013 to June 2015 and as Senior Vice President and Chief Commercial Officer of Crestwood’s legacy business from August 2012 until October 2013. Prior to joining Crestwood, Mr. Deneke served in various management positions at El Paso Corporation and its affiliates, including Vice President of Project Development and Engineering for the Pipeline Group, Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor’s degree in Mechanical Engineering from Auburn University.

Qualifications:

Mr. Deneke has valuable in-depth knowledge regarding our business, derived from his tenure as President and Chief Executive Officer of the General Partner, and provides experience and expertise drawn from his extensive service in executive and management roles in the midstream industry.

Age: 52 Class II Director: Term expires 2026 (if elected) Director Since: 2020 Committees: Audit (Member)

Robert J. McNally

Biographical Information:

Mr. McNally has served as a director of the General Partner since May 2020 and also serves on the Audit Committee of the Board. In 2023, Mr. McNally joined Eco Material Technologies as their Chief Growth Officer. From November 2020 to July 2022, Mr. McNally also served as a director of Oasis Petroleum, where he served on the Audit & Reserves Committee and the Compensation Committee. Mr. McNally also serves as a director of PERMA-PIPE International Holdings, Inc., where he sits on the Audit, Compensation, and Nominating and Corporate Governance committees. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. He has a B.S. in Mechanical Engineering from University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business.

Qualifications:

Mr. McNally brings a wealth of executive management, operational and financial experience in the oil and gas industry to the Board.

Age: 57 Class II Director: Term expires 2026 (if elected) Director Since: 2020 Committees: Nominating, Governance and Sustainability (Chair); Compensation (Member)

Marguerite Woung-Chapman

Biographical Information:

Ms. Woung-Chapman has served as a director of the General Partner since May 2020. Ms. Woung-Chapman also serves as the chair of the Nominating, Governance and Sustainability Committee of the General Partner and serves on the Compensation Committee of the General Partner. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. Ms. Woung-Chapman also serves, since June 2020, as the chair of the board of directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country. Ms. Woung-Chapman also serves on the Board of Chord Energy, where she sits on the Board’s Compensation Committee as well as Chair of Nominating & Governance Committee. She was previously a director on the Board of Oasis Petroleum. She has a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center.

Qualifications:

Ms. Woung-Chapman has valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies and brings a unique combination of corporate governance, regulatory, compliance, legal and business administration experience to the Board.

Information Concerning Other Directors

The following sets forth information as of March 21, 2023 concerning the Class I and Class III directors whose present terms of office will expire at the 2025 Annual Meeting and the 2024 Annual Meeting, respectively.

Age: 55 Class I Director: Term expires 2025 Director Since: 2019 Committees: Compensation (Chair); Audit (Member)

Lee Jacobe

Biographical Information:

Mr. Jacobe has served as a director of the General Partner since April 2019. Additionally, Mr. Jacobe serves as the chair of the Compensation Committee of the General Partner and serves on the Audit Committee of the General Partner. Mr. Jacobe is a founder and currently also serves as Executive Vice President, M&A and Corporate Development, of Manchester Energy, LLC, an EnCap Flatrock Midstream portfolio company. From 2019 through 2021, Mr. Jacobe served as an advisor with respect to energy investments for Kelso & Company, a New York based private equity firm. From 2008 through 2018, Mr. Jacobe was involved in various capacities at Barclays Investment Banking – Energy Group, including head of the firm’s midstream coverage effort, co-head of its US Oil & Gas group, and Vice Chairman of the firm. From 1993 through 2008, Mr. Jacobe was an investment banker in the energy group at Lehman Brothers, including serving as a managing director from 2001 to 2008. Mr. Jacobe began his investment banking career at Wasserstein Perella & Co. in 1990. He has a B.B.A., with a major in Finance, from the University of Texas at Austin.

Qualifications:

Mr. Jacobe has valuable and extensive experience in the energy banking sector, including a vast array of experience in corporate finance, capital structure and the evaluation of financial risks associated with publicly traded partnerships that invest in midstream infrastructure.

Age: 65 Class I Director: Term expires 2025 Director Since: 2012 Committees: Audit (Chair); Nominating, Governance and Sustainability (Member)

Jerry L. Peters

Biographical Information:

Mr. Peters has served as a director of the General Partner since September 2012. Additionally, Mr. Peters serves as the chair and financial expert of the Audit Committee of the General Partner and serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Peters served as the Chief Financial Officer of Green Plains Inc., a publicly traded vertically integrated ethanol producer, from June 2007 until his retirement in September 2017. In 2015, Mr. Peters was appointed Chief Financial Officer and Director of the general partner of Green Plains Partners LP, a publicly traded partnership engaged in fuel storage and transportation services. He retired from his role as Chief Financial Officer of the general partner of Green Plains Partners LP in September 2017 but remains on the board of directors. Prior to joining Green Plains, Mr. Peters served as Senior Vice President—Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as Chief Financial Officer of ONEOK Partners, L.P. from July 1994 to May 2006, and in various senior management roles of ONEOK Partners, L.P. from 1985 to May 2006. Prior to joining ONEOK Partners, Mr. Peters was employed by KPMG LLP as a certified public accountant from 1980 to 1985. In October 2017, Mr. Peters joined the board of the general partner of USA Compression Partners LP and served as chair and financial expert of the audit committee thereof. Mr. Peters resigned from the board of the general partner of USA Compression Partners LP in March 2018. Mr. Peters received an MBA from Creighton University with an emphasis in finance and a B.S. in Business Administration from the University of Nebraska—Lincoln.

Qualifications:

Mr. Peters’ extensive executive, financial and operational experience brings important and necessary skills to the Board.

Age: 68 Class III Director: Term expires 2024 Director Since: 2020 Committees: Compensation (Member); Nominating, Governance and Sustainability (Member)

James J. Cleary

Biographical Information:

Mr. Cleary has served as a director of the General Partner since June 2020 and was appointed Lead Independent Director in January 2022. Mr. Cleary serves on the Compensation Committee of the General Partner and the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Cleary has served as a Managing Director of Global Infrastructure Partners, a leading private equity infrastructure fund with over $85 billion under management and a focus on the energy, transport, digital and water/waste industries since 2012. Prior to that, from 1999 until its acquisition by Kinder Morgan in 2012, Mr. Cleary served in various leadership roles for El Paso Corporation, a Fortune 500 energy company, including service as the President of Western Pipelines and President of the ANR Pipeline Company. From 1979 until 1999, Mr. Cleary served in various capacities of increasing responsibility with Sonat Inc., a Fortune 500 energy company, including service as the Executive Vice President & General Counsel of Southern Natural Gas Company, which was Sonat’s pipeline business. In addition to his experience as an executive, Mr. Cleary has had significant experience in the boardroom, having served on the board of the general partner of Access Midstream Partners, L.P., a large midstream master limited partnership, and he currently serves on the board of directors of Gibson Energy, Inc., a Canadian public company that transports, stores, processes and markets crude oil and refined products in Canada and the United States. He has a B.A. in Sociology from the College of William & Mary and a J.D. from Boston College Law School.

Qualifications:

Mr. Cleary has valuable and extensive experience in the midstream industry, including executive and boardroom experience and leadership roles at a Fortune 500 energy company.

Age: 43 Class III Director: Term expires 2024 Director Since: 2022 Committees: Nominating, Governance and Sustainability (Member)

Rommel M. Oates

Biographical Information:

Mr. Oates has served as a director of the General Partner since February 2022. Mr. Oates also serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Oates is the Founder, Chairman and Chief Executive Officer of Oates Energy Solutions LLC and Refinery Calculator Inc. Since 1999, Mr. Oates has been a leading pioneer in helping the world transition to a sustainable future by using hydrogen as its main energy carrier. Mr. Oates has produced 18 patents in the field of hydrogen and is considered by many to be an expert in the area of hydrogen storage. Since 2014, Mr. Oates has served as a board member for the International Association of Hydrogen Energy. From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several capacities. From 2015 to 2016, Mr. Oates held the role of Senior Director of Commercial Development for True North’s Management Partners team. From 2016 to 2018, Mr. Oates held executive leadership roles in sales, marketing and commercial development for TNVP’s portfolio company Aquahydrex Pty Ltd. From 2003 to 2015, Mr. Oates served in various capacities of increasing responsibility with Praxair Inc. (now Linde), including service as Director of Hydrogen and Carbon Monoxide Product Management, Sr. Account Director for Pipeline and On-Sites, General Business Manager of Praxair Electronics Houston and several Operations and Engineering roles. In addition, Mr. Oates holds an MBA and Master of Finance Degrees from Tulane University as well as a Bachelor of Science Degree (Pi Tau Sigma Honors) and Master’s of Science Degree in Mechanical Engineering from the University of Miami, Florida.

Qualifications:

Mr. Oates brings a unique perspective to the Board with his extensive background in clean energy technology.

For detailed information regarding our directors’ respective holdings of our units, compensation and other arrangements, see “Security Ownership—Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation” and “Certain Relationships and Related Party Transactions.”

EXECUTIVE OFFICERS

The officers of the General Partner perform all of our management functions, and we do not have officers.

The table below shows certain information for the executive officers of the General Partner as of March 21, 2023.

Name	Age	Position with Summit Midstream GP, LLC
J. Heath Deneke	49	Chairman of the Board, President and Chief Executive Officer
William J. Mault	37	Executive Vice President and Chief Financial Officer
James D. Johnston	53	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Matthew B. Sicinski	46	Senior Vice President and Chief Accounting Officer

J. Heath Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019 and currently serves as Chairman of the Board. Mr. Deneke’s biography and experience are included under “—Information Concerning Nominees for Election as Class II Directors” above.

William J. Mault has been the Executive Vice President and Chief Financial Officer of the General Partner since February 2022. Mr. Mault has been with the General Partner since 2016 and has held various senior management roles at the General Partner, including Vice President of Corporate Development, Finance and Treasurer. Prior to joining the General Partner, Mr. Mault spent nearly 10 years in mergers and acquisitions and investment research capacities, most recently at SunTrust Robinson Humphrey (now Truist Securities). Mr. Mault has over 10 years of oil and gas industry experience, is a Chartered Financial Analyst® charterholder and holds a Bachelor of Business Administration, majoring in Banking, Finance and Economics, from Northwood University.

James D. Johnston has been the Executive Vice President, General Counsel and Chief Compliance Officer of the General Partner since September 2020 and the Secretary of the General Partner since March 2021. Prior to joining the General Partner, Mr. Johnston worked in the corporate legal department for Crestwood Equity Partners as Senior Vice President and General Counsel, after serving as Vice President, Deputy General Counsel at Crestwood. Prior to joining Crestwood in 2013, Mr. Johnston served as Assistant General Counsel for Kinder Morgan and in various legal and commercial roles of increasing responsibility at Kinder Morgan, El Paso Corporation and Sonat, Inc. from 1997 to 2013. Mr. Johnston holds a bachelor’s degree from Western University in Ontario, Canada and a Doctor of Jurisprudence from Samford University’s Cumberland School of Law in Birmingham, Alabama.

Matthew B. Sicinski has been the Senior Vice President and Chief Accounting Officer of the General Partner since February 2022. Mr. Sicinski joined the General Partner in February 2020 as Vice President and Chief Accounting Officer. Prior to joining the General Partner, Mr. Sicinski was the Vice President and Controller at Venari Resources and he spent over eight years at Southwestern Energy in multiple accounting, finance and commercial development roles. Additionally, Mr. Sicinski worked in the Houston offices of Arthur Andersen and Ernst & Young, most recently as a manager. Mr. Sicinski has over 20 years of oil and gas industry experience, is a Certified Public Accountant and received Bachelor of Business Administration and Master of Business Administration degrees in Accounting from Angelo State University. Mr. Sicinski is also a Lieutenant Commander in the United States Navy Reserve and a veteran of the Afghanistan War.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation of certain of our executive officers in 2022, as reported in the Summary Compensation Table and other tables in this proxy statement.

In this CD&A, we review the compensation decisions, and rationale for those decisions, relating to our principal executive officer, the two next most highly compensated executive officers and our former principal financial officer, who are referred to as the “Named Executive Officers” or “NEOs.” We refer to Mr. Deneke, Mr. Mault and Mr. Johnston as our “Current NEOs.”

The following describes the material elements of the Partnership’s executive compensation program for the NEOs for fiscal year 2022.

Named Executive Officer	Title
J. Heath Deneke	Chairman of the Board, President and Chief Executive Officer
William J. Mault	Executive Vice President and Chief Financial Officer
Marc D. Stratton(1)	Former Executive Vice President and Chief Financial Officer
James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

(1)Mr. Stratton’s employment terminated effective March 4, 2022. Because Mr. Stratton’s termination occurred prior to the time at which 2022 compensation was determined, amounts paid to or earned by Mr. Stratton in 2022 are discussed below in “—Separation Agreement with Former Executive Officer” and are set forth in the “Summary Compensation Table.”

The Current NEOs are employees of Summit Operating Services Company, LLC (“Summit Operating”), a wholly owned subsidiary of the Partnership, and executive officers of the General Partner.

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans.

Compensation Philosophy and Objectives

Our compensation program is based on the philosophy that our executive management team should be aligned with our unitholders, and that our executives should be incentivized and rewarded for performance that advances business goals and the creation of sustainable value in all business cycles, leading to unitholder value creation. Our overall compensation program is designed to achieve the following objectives:

•Attract and retain outstanding talent;

•Drive achievement of short-term and long-term goals;

•Reward successful execution of objectives;

•Reinforce our culture and leadership competencies;

•Advance our business strategy and create long-term value;

•Align our executives’ interests with the interests of our unitholders; and

•Discourage undue risk-taking.

We strive to employ a pay-for-performance philosophy when designing executive compensation opportunities within the confines of unit availability under our long-term incentive plan (“LTIP”). Thus, a portion of an executive’s target compensation is performance-based through linkage to the achievement of financial and other measures deemed to be drivers in the creation of unitholder value. While the allocation among the elements of total direct compensation may vary, a portion of the compensation opportunity available to each of our Current NEOs is, by design, tied to the Partnership’s annual and long-term performance.

In 2022, at target, approximately 87% of our CEO’s compensation and approximately 81% of our other Current NEOs’ compensation was considered at risk. See “—Elements of Executive Compensation” below for additional information.

The following table highlights some of the key features of our executive compensation program:

What We Do	What We Don’t Do
✓Target competitive compensation levels relative to peers with a focus on performance-based and at-risk components	✗No guaranteed annual bonuses for NEOs
✓Evaluate the risk of our compensation programs	✗No excessive perquisites
✓Engage independent compensation consultant for review and benchmarking of our compensation programs	✗No separate welfare benefit plans for NEOs
✓Mitigate excessive, undue risk-taking through the structure and design of our incentive compensation plans

2022 Business Highlights

Our business is focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins in the United States. We offer natural gas, crude oil and produced water gathering systems that generate revenue under primarily long-term and fee-based gathering agreements with our customers.

Demand for our services is influenced by the condition of the oil and gas industry and demand for fossil fuels. We operate in a cyclical market that has in recent years seen massive challenges, with volatile commodity prices and the trend toward sustainable forms of energy discouraging longer-term investment in our industry and reducing the demand and rates for our services.

In 2022, we pursued opportunistic transactions with the objective of increasing long term unitholder value, including the 2022 DJ Acquisitions and the disposition of the Lane G&P System and of Bison Midstream. We intend to optimize our capital structure in the future by reducing our indebtedness with free cash flow, and when appropriate, we may continue to pursue opportunistic transactions, including acquisitions, divestitures, re-allocation of capital to new or existing areas, and development of joint ventures involving our existing midstream assets or new investment opportunities.

2022 Executive Compensation Highlights

The discussion set forth below in this CD&A describes the approach to executive compensation, and elaborates upon the various actions taken and adjustments made, with respect to our executive compensation program in 2022, the highlights of which include the following:

•Continued offering of salaries and other executive compensation at competitive levels as needed to attract and retain talent;

•At-risk compensation constituting a significant portion of overall executive compensation; and

•Engagement of an independent compensation consultant to review and benchmark our executive compensation.

We believe that our 2022 executive compensation:

•Appropriately reflects SMLP’s financial performance for the year, as well as for longer-term value creation;

•Strives to create alignment of our Current NEOs’ interests with those of our unitholders;

•Includes an appropriate overall mix of short- and long-term incentives to enhance unitholder value and motivate sustainable performance and decision-making;

•Takes into consideration the efforts, performance and successes of our Current NEOs in pursuing our business objectives in challenging market conditions;

•Advances our core business strategy; and

•Helps attract, motivate and retain the key talent needed to ensure SMLP’s long-term success.

Our Compensation Setting Process

The Compensation Committee establishes the target total direct compensation of our executives and administers other benefit programs. To assist with its oversight responsibilities, the Compensation Committee engages an independent compensation consultant (the “Compensation Consultant”) who provides the Compensation Committee with data, analysis and advice on the structure and level of executive compensation. The Compensation Consultant participates in Compensation Committee meetings and executive sessions of the Compensation Committee meetings as requested. The Compensation Consultant may work with our management on various matters for which the Compensation Committee is responsible. We consider the Compensation Consultant to be independent of the Partnership according to current NYSE listing requirements and SEC guidance. Willis Towers Watson has served as the Compensation Consultant since September 2019.

The exact level of targeted compensation for each NEO varies based on the individual’s role at SMLP, the individual’s experience and the individual’s contribution to our success. Partnership management, in consultation with the Compensation Committee chair and the Compensation Consultant, prepares materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee, including market data provided by the Compensation Consultant and recommendations of our CEO regarding compensation of the other executives. The Compensation Committee works with the Compensation Consultant to determine the compensation of our CEO, as required.

Based on market data, which we use as a reference, we believe compensation for our Current NEOs is reasonably competitive with opportunities available to officers holding similar positions at comparable midstream companies. We seek to set compensation levels for each element of total direct compensation based on our assessment of market practices at or near the median. The Compensation Committee adjusts target compensation for each Current NEO above or below the median, taking into consideration experience, performance, internal equity and other relevant circumstances.

Selection of Compensation Comparative Data

For benchmarking purposes, the Compensation Committee compares the total compensation for each Current NEO position to the compensation paid for similar positions by companies in our peer group. The Compensation Consultant proposes companies to be included in the peer group and the methodology for selecting that peer group. As part of the process, the Compensation Consultant may consult with management to ensure that the most appropriate companies are selected, including from the perspective of similarity of business lines and competition for talent. The Compensation Committee then reviews and, as it may deem appropriate, approves the proposed peer group for the applicable compensation year.

In determining our peer group, we strive to define the market for our executive talent using a sizeable group of companies that are comparable to us in both line of business and size, as measured by revenues and other key financial characteristics. In addition, the Compensation Consultant provides data from industry-specific compensation surveys that provide an additional reference point and insight that helps support the compensation decision-making process. We believe that the compensation surveys and companies identified in our peer group constitute the best and most appropriate approach for benchmarking comparisons, which helps attract and retain highly qualified, experienced and technically proficient executives with well-developed management, operational and marketing skills needed to excel in our industry. The Compensation Committee will continue to review and monitor the peer group and its methodology on an annual basis and select peers based on appropriate screening criteria, metrics and competition for executive talent.

During the Compensation Committee’s annual review of executive compensation, the Compensation Consultant conducted a competitive assessment for similar types of positions comparable to SMLP’s direct peer companies and available survey data. For this assessment, information from peer company public filings was compiled, including public company proxy statements and annual reports on Form 10-K. The peer group used for 2022 executive compensation consisted of publicly traded midstream companies with whom we compete for executive talent.

The peer group comprised the following companies for 2022:

Archrock, Inc.	Magellan Midstream Partners, L.P.
Crestwood Equity Partners LP	NGL Energy Partners LP
DCP Midstream, LP	NuStar Energy, LP
DT Midstream, Inc.	Targa Resources Corp
EnLink Midstream, LLC	Tidewater Midstream and Infrastructure Ltd.
Equitrans Midstream Corporation	USA Compression Partners, LP
Genesis Energy, LP	USD Partners LP

The compensation analysis encompassed the primary elements of total direct compensation, including annual base salary, annual short-term incentive and long-term incentive awards for the Current NEOs of these peer group companies. The Compensation Committee considered the information provided to ascertain whether the compensation of our Current NEOs is aligned with its compensation philosophy and competitive with the compensation for executive officers of the peer group companies. The Compensation Committee reviewed the compensation analysis to confirm our compensation programs were supporting a competitive total compensation approach that emphasizes incentive-based compensation and appropriately rewards achievement of our objectives. The Compensation Committee will continue to review and monitor the peer group and our methodology on an annual basis and will select peers based on appropriate screening criteria, metrics and competition for executive talent.

Elements of Executive Compensation

The primary elements of compensation for the Current NEOs are base salary, annual incentive compensation and long-term compensation awards granted under the Partnership’s Long-Term Incentive Plan, as in effect from time to time and as may be amended (for purposes of this CD&A, the “SMLP LTIP”). The Current NEOs also receive certain retirement, health and welfare and additional benefits.

Our executive compensation program consists of the following primary elements:

Pay Element	Type	Form of Pay	Objective
Base Salary	Fixed	Cash	•Provides a minimum, fixed level of cash compensation. •Incentive compensation is calculated as a percentage of base salary.
Annual Incentive Compensation	At-Risk	Cash	•Ties Current NEO compensation to short-term financial and operational performance metrics.
Long-Term Incentive Plan Awards	At-Risk	Equity and Cash	•Motivates and rewards long-term value creation. •Serves as a retention tool for NEOs. •Aligns Current NEOs interests with investors’ interests.

We use each element of compensation to satisfy one or more of our stated compensation objectives. Our goal is to achieve the appropriate balance between short-term cash incentives for achievement of annual financial performance goals and long-term incentives to promote achievement of sustained value over the longer term and for retention purposes.

We believe that equity-based incentive awards serve to align the economic interests of our executive officers with those of our unitholders. We believe that our phantom unit awards provide proper incentives to avoid undue risk taking while increasing long-term unitholder value. We also believe that these awards, together with the associated cash component, are an important retention tool with respect to our Current NEOs.

For 2022, the target total direct compensation for the Current NEOs as set by the Compensation Committee is summarized below. Each element is further discussed in this CD&A.

Name and Principal Position(1)	Base Salary ($)	2022 Target Annual Bonus: Percent of Base Salary (%)	2022 Target Annual Bonus Value ($)	2022 Target Annual LTIP Award: Percent of Base Salary (%)	2022 Supplemental Target LTIP Award: Percent of Base Salary (%)(2)	2022 LTIP Target Award Value ($)	2022 Target Total Direct Compensation ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	624,000	150	936,000	375	160	3,340,000	4,900,000
William J. Mault Executive Vice President and Chief Financial Officer	300,000	100	300,000	200	133	1,000,000	1,600,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	364,000	100	364,000	215	69	1,032,600	1,760,600

(1)Mr. Stratton’s employment terminated effective March 4, 2022. Because Mr. Stratton’s termination occurred prior to the time at which 2022 compensation was determined, amounts paid to or earned by Mr. Stratton in 2022 are discussed below in “—Separation Agreement with Former Executive Officer” and are set forth in the “Summary Compensation Table.”

(2)As discussed below, in February 2022, the Compensation Committee determined to provide our Current NEOs with a one-time supplemental cash retention component LTIP value, equal to approximately 160% of 2022 base salary for Mr. Deneke, approximately 133% of 2022 base salary for Mr. Mault, and approximately 69% of 2022 base salary for Mr. Johnston. The supplemental grant was supported by data provided by the Compensation Consultant indicating that the resulting total LTIP value would generally fall within the 50%-to-75% range of LTIP values from market data from compensation surveys, which the Compensation Committee determined to be an appropriate measure for 2022. These supplemental values were granted to reflect the Compensation Committee’s recognition of the competitive market for executive talent and the limited remaining units authorized under the SMLP LTIP at the time. When factoring in the one-time supplemental cash retention component and the associated vesting schedule, the effective vesting schedule for the total cash retention component of the 2022 LTIP award is 20%, 60% and 20% on each of the first, second and third anniversaries of the grant date, subject to continued employment with the Partnership and other terms and conditions in the award agreement. Additionally, the Compensation Committee maintains discretion to adjust the value of future LTIP award grants based on the Compensation Committee’s determination of our performance and the executive’s performance prior to any such future grants. As discussed further below, as part of our “cash-to-phantom program,” Messrs. Deneke, Mault, and Johnston each elected to forfeit cash retention in exchange for phantom units generally subject to the same terms and conditions as the cash retention component forfeited. See “—Long-Term Equity-Based Compensation Awards” for more information.

Relative Size of Primary Elements of Compensation

We believe it is important for executive pay to be strongly linked to company performance. Our executive compensation program emphasizes the alignment of executive interests with those of unitholders to ensure accountability and sustained long-term company growth. Compensation for our Current NEOs is comprised of a fixed base salary plus a combination of annual and long-term cash and equity incentives. The majority of our Current NEOs’ total direct compensation is variable, or at-risk, and dependent on the achievement of company performance goals and sustained tenure.

Our CEO’s compensation in 2022 was comprised of, at target, approximately 13% base salary, 19% annual incentive bonus (“annual bonus”) and 68% long-term incentive plan awards, amounting to approximately 87% at-risk compensation.

Our other Current NEOs’ compensation in 2022 was comprised of, at target, approximately 20% base salary, 20% annual bonus and 60% long-term incentive plan awards, amounting to approximately 80% at-risk compensation.

The pie charts below illustrate the 2022 compensation pay mix for our CEO and other Current NEOs as awarded in February 2022:

In December 2022, Messrs. Deneke, Mault, and Johnston each elected to forfeit cash retention in exchange for phantom units generally subject to the same terms and conditions as the cash retention component forfeited. See “—Long-Term Equity-Based Compensation Awards” for more information.

After taking into account these elections, the pie charts below illustrate the compensation pay mix for our CEO and other Current NEOs as of December 31, 2022:

Base Salary

Base salary serves as the minimum, fixed level of cash compensation provided to Current NEOs and is designed to accurately reflect each Current NEO’s relative skills, experience and other contributions to the Partnership. The base salaries of our Current NEOs are reviewed annually by the Compensation Committee to determine the levels deemed necessary to attract and retain individuals with superior talent. That review is conducted in light of the Partnership’s performance, external market factors and any changes to other elements of compensation. We aim to pay base salaries for our executives near the median level compared to information provided by the Compensation Consultant, and to allow our executives to earn greater levels of short-term and long-term compensation only when our financial performance and unitholder returns warrant compensation at those higher levels.

The base salaries of our Current NEOs are set forth in the following table:

Name and Principal Position(1)	2022 Base Salary ($)	2021 Base Salary ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	624,000	600,000
William J. Mault(2) Executive Vice President and Chief Financial Officer	300,000	250,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	364,000	350,000

(1)Mr. Stratton’s employment terminated effective March 4, 2022. Because Mr. Stratton’s termination occurred prior to the time at which 2022 compensation was determined, amounts paid to or earned by Mr. Stratton in 2022 are discussed below in “—Separation Agreement with Former Executive Officer” and are set forth in the “Summary Compensation Table.”

(2)Mr. Mault’s 2022 base salary is presented on an annualized basis. The increase in his base salary from 2021 to 2022 was due, in part, to Mr. Mault’s increased responsibilities following his appointment as Chief Financial Officer in February 2022.

In 2022, the Compensation Committee determined to make adjustments to the Current NEOs’ base salaries, as shown above, for the 2022 fiscal year ending on December 31, 2022 based on market data provided by the Compensation Consultant and, in the case of Mr. Mault, increased responsibilities following his appointment as Chief Financial Officer in February 2022.

Annual Incentive Compensation

We provide an annual bonus to drive the achievement of key business results and to recognize the current NEOs based on their contributions to those results. The annual bonus plan is a cash-based incentive plan. Incentive amounts are intended to provide total cash compensation near the market range for executive officers in comparable positions when target performance is achieved. Annual bonus compensation levels are set above or below the market range to reflect actual performance results as appropriate when performance is greater or less than expectations. Pursuant to their employment agreements in effect in 2022, each Current NEO was eligible to receive an annual bonus payout ranging from 0% to, for Mr. Deneke, 300% of annual base salary and, for Messrs. Mault and Johnston, 200% of base salary, in each case as may be adjusted at the discretion of the Compensation Committee based on attainment of annual performance targets.

In early 2022, the Compensation Committee established the 2022 annual bonus plan target opportunities as a percentage of base salary for our Current NEOs. The 2022 target for Mr. Deneke was 150% of his base salary. For Messrs. Mault and Johnston, it was 100% of their base salaries.

Name and Principal Position(1)	2022 Target Annual Bonus: Percent of Base Salary (%)	2022 Target Annual Bonus Value ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	150	936,000
William J. Mault Executive Vice President and Chief Financial Officer	100	300,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	100	364,000

(1)Mr. Stratton’s employment terminated effective March 4, 2022. Because Mr. Stratton’s termination occurred prior to the time at which 2022 compensation was determined, amounts paid to or earned by Mr. Stratton in 2022 are discussed below in “—Separation Agreement with Former Executive Officer” and are set forth in the “Summary Compensation Table.”

The Compensation Committee establishes performance measures annually that align with our business strategy, as reflected in a corporate scorecard applicable to the senior leadership team (the “SLT Scorecard”) that sets the baseline for the annual bonuses for our NEOs, subject to further adjustments as explained below. The SLT Scorecard reflects our key business priorities, including financial goals; health, safety, environmental and regulatory (“HSER”) goals; and certain strategic initiatives and other key objectives for a given year.

In 2022, the SLT Scorecard contained four factors, which are considered by the Board and management as key indicators of the successful execution of our business plan. Those factors were (i) adjusted EBITDA, (ii) goals for overall business development activity, (iii) generation of excess cash flow and (iv) HSER and ESG metrics.

In February 2023, the Compensation Committee and the Board reviewed the SLT Scorecard for 2022 and determined the level of achievement of each key factor. We exceeded our goals for (i) adjusted EBITDA, (ii) overall business development activity, (iii) excess cash flow and (iv) HSER and ESG metrics. These results yielded a calculated SLT Scorecard result of 154% of target. The 2022 goals and results for the SLT Scorecard factors are set forth in the following table:

2022 Factors	% Weight	2022 Goals			Percent Achieved	% Weighted Results for the Partnership
		Threshold	Target	Maximum
Adjusted EBITDA (in millions)(1)	25%	$170	$200 - 205	$235	133%	33%
Overall business development activity	25%	Qualitative and quantitative assessment of completing certain strategic goals, including accretive acquisitions and/or divestitures			170%(2)	42%
Excess Cash-Flow	25%	Qualitative and quantitative assessment of excess cash flow generated by the business, with a 100% target of $50 million			189%(3)	47%
HSER & ESG metrics	25%	Qualitative and quantitative goals covering workplace safety, reportable incidents, operational integrity, financial impact and training			125%	31%
SLT Scorecard performance weighted subtotal	100%					154%(4)

(1)Adjusted EBITDA is a non-GAAP financial measure and is a supplemental financial measure used by management in evaluating our financial performance. Please see “Non-GAAP Financial Measure—Adjusted EBITDA” included as Appendix A to this proxy statement for an explanation of how adjusted EBITDA is calculated and why we use adjusted EBITDA.

(2)Achievement of the overall business development goals is based on the Compensation Committee’s assessment of performance for 2022, for categories consisting of (i) the contribution from the Partnership’s gathering and processing businesses of new development and optimization projects to EBITDA and/or cost savings, (ii) commercializing Double E Pipeline, (iii) engagement with ESG and energy transition opportunities, and (iv) strategic transactions, including the closing of the Permian Midstream divestiture, the Bison Midstream divestitures and the 2022 DJ Acquisitions and the simultaneous financing from the new 2026 Secured Notes.

(3)Calculation of excess cash flow is based on the sweep feature of the 2026 Secured Notes indenture. The Compensation Committee exercised its discretion and disregarded the Lane G&P System divestiture, the Bison Midstream divestiture, and the 2022 DJ Acquisitions. The excess cash flow achieved in 2022 equated to 189% of the target.

(4)The Compensation Committee approved an assessment of the Partnership’s overall performance at 150%, prior to factoring in the departmental and individual contributions of each Current NEO, described below.

In addition to the Partnership’s overall performance for 2022, additional factors were considered by the CEO and the Compensation Committee in determining the amount of the bonuses earned based on the performance objectives. Those additional factors included the performance of each Current NEO’s respective departmental functions, industry conditions and performance, the Current NEO’s individual contribution to the Partnership’s and their departments’ performance, the market for executive talent, demonstrated leadership capabilities and progress on strategic initiatives. The annual bonuses paid to Messrs. Deneke, Mault and Johnston were approved by the Compensation Committee, as further described below. Mr. Stratton was paid a pro-rated target bonus in connection with the termination of his employment, effective March 4, 2022, as discussed in “—Separation Agreement with Former Executive Officer” below.

Mr. Deneke’s annual bonus payout reflects his demonstrated leadership capabilities, the Partnership’s overall performance in 2022, and his individual contribution to the Partnership’s performance. Based on the product of the Partnership’s overall performance and his individual contribution, the Compensation Committee exercised its discretion to make an upward adjustment to Mr. Deneke’s compensation to approximately 173% of his target annual bonus in 2022, or $1,614,600.

Mr. Mault’s annual bonus payout reflects consideration for the Partnership’s overall performance in 2022 combined with the performance of the finance and accounting business units and Mr. Mault’s individual contribution, particularly towards successful completion of the 2022 DJ Acquisitions, sale of the Lane G&P System and Bison Midstream to generate proceeds to be used for other business objectives, such as debt reduction and strategic acquisitions, managing availability under the ABL Facility, and issuing the new 2026 Secured Notes simultaneously with the closing of the 2022 DJ Acquisitions. In connection with these factors, the Compensation Committee exercised its discretion to make an upward adjustment to Mr. Mault’s compensation to approximately 200% of his target annual bonus in 2022, or $598,500.

Mr. Johnston’s annual bonus payout reflects consideration for the Partnership’s overall performance in 2022 combined with the contribution of the legal, human resources, HSER, corporate compliance and land departments and his individual contribution to the Partnership’s performance, which included achievement of HSER goals, the Lane G&P System and Bison Midstream divestitures, the 2022 DJ Acquisitions and the publication of the inaugural ESG Report in 2022. In connection with these factors, the Compensation Committee exercised its discretion to make an upward adjustment to Mr. Johnston’s compensation to approximately 165% of his target annual bonus in 2022, or $600,600.

Based on the foregoing discussion, the annual bonus awards paid in March 2023 to our Current NEOs for 2022 performance were as follows:

Name and Principal Position(1)	2022 Annual Bonus Payout ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	1,614,600
William J. Mault Executive Vice President and Chief Financial Officer	598,500
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	600,600

(1)Mr. Stratton’s employment terminated effective March 4, 2022. Because Mr. Stratton’s termination occurred prior to the time at which 2022 compensation was determined, amounts paid to or earned by Mr. Stratton in 2022 are discussed below in “—Separation Agreement with Former Executive Officer” and are set forth in the “Summary Compensation Table.”

Long-Term Equity-Based Compensation Awards

The General Partner and the common unitholders of the Partnership approved the SMLP LTIP, pursuant to which eligible officers (including the Current NEOs), employees, consultants and directors of the General Partner and its affiliates are eligible to receive awards with respect to our equity interests, thereby linking the recipients’ compensation directly to the value of our common units and enhancing our ability to attract and retain superior talent. The SMLP LTIP provides for the grant, from time to time at the discretion of the Board or the Compensation Committee, of a dollar-denominated award, unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. In 2022, LTIP grants to our NEOs consisted solely of phantom unit awards and, in recognition of the limited number of units available at the time under the SMLP LTIP, dollar-denominated awards.

The SMLP LTIP is designed to promote our interests, as well as the interests of our unitholders, by aligning the interests of our eligible employees (including the Current NEOs) and directors with those of common unitholders, as well as by strengthening our ability to attract, retain and motivate qualified individuals to serve as directors and employees.

SMLP LTIP award guidelines were determined using the Compensation Consultant’s analysis for individuals in comparable positions and an analysis of the scope of their roles and duties. These guidelines set an annual long-term incentive award target in the amount of 375% of base salary for Mr. Deneke, 200% of base salary for Mr. Mault and 215% of base salary for Mr. Johnston in 2022.

Awards under the SMLP LTIP are usually granted once per fiscal year (during the quarterly period ending March 31st). Effective March 15, 2022, based on the recommendation of the Compensation Committee, the Board approved a grant of phantom units with a cash award retention component to each of Messrs. Deneke, Mault and Johnston, in line with the annual award guidelines. The underlying phantom units and cash award vest ratably over a three-year period. Holders of phantom units are entitled to distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. The Compensation Committee selected equity awards with cash retention components, both of which vest contingent on continued service, to foster increased unit ownership by the NEOs and as a retention incentive for continued employment with the Partnership.

Additionally, in March 2022, reflective of the Compensation Committee’s recognition of the competitive market for executive talent and the limited number of units available at that time under the SMLP LTIP plan, the Compensation Committee provided our Current NEOs with a one-time supplemental cash retention component LTIP value that vests contingent on continued service. These supplemental cash retention component awards were equal to approximately 160% of 2022 base salary for Mr. Deneke, approximately 133% of base salary for Mr. Mault, and approximately 69% for Mr. Johnston. The supplemental grant was supported by data provided by the Compensation Consultant indicating that the resulting total LTIP value would generally fall within the 50%-to-75% range of LTIP values from market data from compensation surveys, which the Compensation Committee determined to be an appropriate measure for 2022. When factoring in the one-time supplemental cash retention component and the associated vesting schedule, the effective vesting schedule for the total cash retention component of the 2022 LTIP award is 20%, 60% and 20% on each of the first, second and third anniversaries of the grant date, subject to continued employment with the Partnership and other terms and conditions in the award agreement.

When factoring in the one-time supplemental cash retention component values and the associated vesting schedule, the total LTIP target equaled approximately 5.3 times base salary for Mr. Deneke, 3.3 times for Mr. Mault and 2.8 times for Mr. Johnston, and the effective vesting schedule for the total cash retention component of the 2022 LTIP award is 20%, 60% and 20% on each of the first, second and third anniversaries of the grant date. As discussed below, as part of our “cash-to-phantom program,” Messrs. Deneke, Mault, and Johnston each elected to forfeit cash retention in exchange for phantom units generally subject to the same terms and conditions as the cash retention component forfeited.

The SMLP LTIP grants to our Current NEOs are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the Current NEO’s employment other than for cause, (ii) a termination of the Current NEO’s employment by the Current NEO for good reason (if so provided in the individual award agreement, and as defined in the NEO’s employment agreement), (iii) a termination of the Current NEO’s employment by reason of the NEO’s death or disability or (iv) a Change in Control (as defined in the applicable award agreement).

To calculate the number of phantom units granted to each Current NEO, in February 2022, the Compensation Committee determined the dollar amount of the long-term incentive compensation award (including the supplemental cash retention component awards) and that 25% of such value would be granted in the form of phantom units and 75% of such value would be granted in the form of a cash retention component and then granted the number of phantom units that had a fair market value equal to the determined value, based on the market price for a unit of common equity. Phantom unit and cash awards granted under the SMLP LTIP in 2022 were as follows:

Name and Principal Position(1)	2022 Target Annual LTIP Award: Percent of Base Salary (%)	Total 2022 Target LTIP Award: Percent of Base Salary (%)	2022 Phantom Units Awarded (#)(2)	2022 Cash Awarded ($)(3)	2022 SMLP LTIP Award Value ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	375	535	53,802	2,505,000	3,340,007
William J. Mault Executive Vice President and Chief Financial Officer	200	333	16,109	750,000	1,000,012
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	215	284	16,634	774,450	1,032,609

(1)Mr. Stratton’s employment terminated effective March 4, 2022. Because Mr. Stratton’s termination occurred prior to the time at which 2022 compensation was determined, amounts paid to or earned by Mr. Stratton in 2022 are discussed below in “—Separation Agreement with Former Executive Officer” and are set forth in the “Summary Compensation Table.”

(2)The Compensation Committee determined the number of phantom units awarded under the SMLP LTIP on February 17, 2022 based on a per unit volume-weighted average closing price of approximately $15.52 for the three trading days immediately preceding the grant date.

(3)As discussed further below, as part of our “cash-to-phantom program,” Messrs. Deneke, Mault, and Johnston each elected to forfeit cash retention in exchange for phantom units generally subject to the same terms and conditions as the cash retention component forfeited.

The awards granted under the SMLP LTIP in 2020 and 2021 that were also granted in the form of a cash retention bonus vest ratably over a three-year period. The first one-third of the 2020 awards vested in 2021 and an additional one-third of the 2020 awards and the first one-third of the 2021 awards vested in 2022. The remaining one-third of the 2020 awards and an additional one-third of the 2021 awards will vest in 2023, and the remaining one-third of the 2021 awards will vest in 2024.

On November 29, 2022, the Compensation Committee approved a compensation program pursuant to which each member of the Partnership’s senior management, including the Current NEOs, were given the opportunity to forfeit none, 50% or 100% of each outstanding vesting tranche of the outstanding cash retention component awards granted in each of 2020, 2021 and 2022, including the supplemental amount granted in 2022 discussed above, in exchange for phantom units generally subject to the same terms and conditions as the cash retention component forfeited. We refer to this program as our “cash-to-phantom program.” A maximum of 300,000 phantom units were made available by the Compensation Committee under the cash-to-phantom program, with the number of phantom units to be granted to each participant determined by dividing the cash value of the applicable vesting tranche of the cash retention component award forfeited by such participant by the volume weighted average price of a common unit during the three trading days ending on and including the date of grant. On December 6, 2022, the Partnership’s senior management, including the Current NEOs, submitted their election forms for participation in the cash-to-phantom program. Based on a volume weighted average price of $18.9935 ending on and including December 9, 2022, the date of grant, the elections exceeded the 300,000 phantom units allocated to the cash-to-phantom program, and after proportional reductions to electing participants and rounding down for fractional units, the following phantom units were granted to the Current NEOs, generally subject to the same terms and conditions as the cash retention component forfeited:

Name and Principal Position	Cash retention forfeited ($)	Phantom units granted (#)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	3,332,106	175,434(1)
William J. Mault Executive Vice President and Chief Financial Officer	637,441	33,561(2)
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	505,151	26,596(3)

(1)Pursuant to the cash-to-phantom program, after application of the proportional reductions to the elections, Mr. Deneke elected to forfeit approximately $124,537 of the cash retention component granted to him in 2020 in exchange for 6,556 phantom units, $739,087 of the cash retention component granted to him in 2021 in exchange for 38,912 phantom units, and $2,468,550 of the cash retention component granted to him in 2022 in exchange for 129,966 phantom units.

(2)Pursuant to the cash-to-phantom program, after application of the proportional reductions to the elections, Mr. Mault elected to forfeit approximately $46,193 of the final vesting tranche of the cash retention component granted to him in 2021 in exchange for 2,432 phantom units and $591,269 of the final two vesting tranches of the cash retention component granted to him in 2022 in exchange for 31,129 phantom units.

(3)Pursuant to the cash-to-phantom program, after application of the proportional reductions to the elections, Mr. Johnston elected to forfeit approximately $123,591 of the cash retention component granted to him in 2021 in exchange for 6,506 phantom units and $381,590 of the cash retention component granted to him in 2022 in exchange for 20,090 phantom units.

Any portion of each outstanding vesting tranche that the Current NEOs (i) did not elect to forfeit or (ii) elected to forfeit but that was not converted into phantom units after application of the proportional reductions to all elections and rounding mechanics remain subject to the same terms and conditions.

Mr. Stratton was not granted a phantom unit or cash award retention component in respect of 2022 and did not participate in the cash-to-phantom program.

Retirement, Health and Welfare and Additional Benefits

Our Current NEOs receive few perquisites or additional benefits. The Current NEOs are eligible to participate in such employee benefit plans and programs we offer to our employees, subject to the terms and eligibility requirements of those plans, and receive some additional benefits pursuant to the terms of their employment agreements.

401(k) Plan

The Current NEOs are eligible to participate in a tax qualified 401(k) defined contribution plan to the same extent as all of our other employees. In 2022, we made a fully vested matching contribution on behalf of each of the 401(k) plan’s participants up to 5% of such participant’s eligible salary for the year.

Health Savings Account Program

The Current NEOs are eligible to participate in a tax qualified health savings account (“HSA”) if they are enrolled in the available high-deductible health plan. The HSA is a tax-free savings account owned by an individual and can be used to pay for current or future qualified medical expenses. Participants determine how much to contribute, when and how to spend the money on eligible medical expenses, and how to invest the balance. The balance remains in the account and is not subject to forfeiture. The Partnership makes annual contributions to all HSA-eligible employees who enroll in and contribute to an HSA. In 2022, we made tax-free HSA contributions of $600 to each of Messrs. Deneke, Mault and Johnston.

Employment and Severance Arrangements

Employment Agreements

Each of our NEOs had employment agreements with Summit Operating in place in 2022, as described below. Each of the employment agreements was amended and restated in February 2023 as described below in the section “2023 Executive Compensation Highlights.” Elements of the NEOs’ total direct compensation are subject to periodic review and may be adjusted accordingly by the Compensation Committee.

Mr. Deneke’s employment agreement had an effective date of September 1, 2020 and an initial term that expired on September 1, 2022, Mr. Mault’s employment agreement had an effective date of January 30, 2022 and an initial term that expires on January 30, 2024, and Mr. Johnston’s employment agreement had an effective date of September 4, 2020 and an initial term that expired on September 4, 2022. The terms of each of Messrs. Deneke’s, Mault’s and Johnston’s were subject to automatic extension for successive one-year periods, unless either party gave notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term.

Mr. Deneke’s employment agreement provided for an annual base salary of $600,000, a performance-based bonus ranging from 0% to 300% of base salary, with a target of 150% of base salary, and an annual equity award under the SMLP LTIP that may vary based on the Board’s discretion based on Mr. Deneke’s or our performance prior to each grant. Mr. Mault’s employment agreement provided for an annual base salary of $300,000, a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary, and an annual equity award under the SMLP LTIP that may vary based on the Board’s discretion based on Mr. Mault’s or our performance prior to each grant. Mr. Johnston’s employment agreement provided for an annual base salary of $350,000, a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary, and an annual equity award under the SMLP LTIP that may vary based on the Board’s discretion based on Mr. Johnston’s or our performance prior to each grant. Messrs. Deneke, Mault and Johnston are each entitled to receive a prorated annual bonus (based on target) if any of their employment is terminated by either Messrs. Deneke, Mault or Johnston, as applicable, with good reason, or by us without cause or as a result of a non-extension of the term by us, or due to death or disability. In addition, Messrs. Deneke’s, Mault’s and Johnston’s employment agreements also provide for reimbursement of certain business expenses incurred in connection with their employment, including company-paid tax preparation and advisory services of up to $12,000 per year, and Mr. Deneke’s employment agreement also provides for Young Presidents Organization membership dues of up to $15,000 per year.

Mr. Johnston’s employment agreement additionally provided for a one-time long-term incentive award which vested 50% on March 31, 2021 and 50% on March 31, 2022 for a total of 33,333 phantom units and an $800,000 cash component.

Messrs. Deneke’s, Mault’s and Johnston’s employment agreements provide for a cash severance payment upon a termination resulting from (1) our non-extension of the term (an “Employer Nonrenewal”) or (2) a termination by us without cause or by Messrs. Deneke, Mault or Johnston for good reason (each a “Qualifying Termination”), with good reason defined generally as any of Messrs. Deneke’s, Mault’s or Johnston’s termination of employment within ninety days after the occurrence of (i) a material diminution in their authority, duties or responsibilities; (ii) a material diminution in the aggregated total of their base salary, target bonus opportunity and annual target long-term incentive award opportunity (provided that such target opportunity may vary year-to-year based upon each of Messrs. Deneke’s, Mault’s or Johnston’s, or our performance prior to such grant); (iii) a material change in the geographic location at which they must perform their services under the agreement; or (iv) any other action or inaction that constitutes a material breach of the employment agreement by us. For Mr. Deneke, good reason also includes a change in Mr. Deneke’s reporting relationship resulting in Mr. Deneke no longer reporting directly to the Board or if he is not elected as a director.

In the event of an Employer Nonrenewal or a Qualifying Termination, subject to the execution and nonrevocation of a release of claims within 60 days following their termination, Messrs. Deneke, Mault and Johnston will receive a severance payment equal to, for Mr. Deneke, two and one-half times, and for Mr. Mault and Mr. Johnston, one and one-half times the sum of (a) each of their respective annual base salaries and (b) the higher of each of their respective target annual bonuses and the annual bonuses actually paid to each in respect of the year immediately preceding their termination. The severance payment will be paid in equal installments generally over the period beginning on the date of their termination and ending on its first anniversary. Messrs. Deneke, Mault and Johnston would also be entitled to subsidized COBRA coverage for the lesser of the time during which they are eligible for COBRA coverage and 18 months. Messrs. Deneke’s, Mault’s and Johnston’s employment agreements provide that if following any of Messrs. Deneke’s, Mault’s or Johnston’s termination of employment, we discover that grounds for a termination for “cause” existed at the time of their termination, Messrs. Deneke’s, Mault’s or Johnston’s termination of employment will be recharacterized a termination for cause and any payment or benefit received in connection with their termination (whether or not pursuant to their employment agreements) shall be repaid, and they will not be eligible for any remaining severance payment or benefits under their employment agreements.

Following any termination of employment due to an Employer Nonrenewal or Qualifying Termination, Messrs. Deneke, Mault and Johnston will be subject to a post-termination non-competition covenant through the first anniversary of termination unless any of Messrs. Deneke, Mault or Johnston elect to forego any portion of his severance payment in exchange for a waiver of the corresponding non-competition period. Following Messrs. Deneke’s, Mault’s or Johnston’s termination of employment for any reason, Messrs. Deneke, Mault and Johnston will be subject to a one-year post-termination non-solicitation covenant.

Messrs. Deneke’s, Mault’s and Johnston’s employment agreements also provide that, in the event of a change in control, (1) all equity awards granted to them under the SMLP LTIP and held by them as of immediately prior to a change in control of the Partnership or the General Partner will become fully vested immediately prior to the change in control and (2) if any portion of the payments or benefits provided to Messrs. Deneke, Mault or Johnston in connection with a change in control becomes (whether or not pursuant to their employment agreements) subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to any of Messrs. Deneke, Mault or Johnston.

Mr. Stratton’s employment agreement, which was terminated in connection with the termination of his employment on March 4, 2022, was substantially similar to Mr. Johnston’s employment agreement, except for the one-time long-term incentive award at the beginning of Mr. Johnston’s employment term provided for in Mr. Johnston’s employment agreement as described above. See “—Separation Agreement with Former Executive Officer.”

Separation Agreement with Former Executive Officer

Mr. Stratton’s employment with the General Partner and Summit Operating terminated effective March 4, 2022. In exchange for Mr. Stratton’s execution of a release of claims set forth in a separation agreement (the “Separation Agreement”), Mr. Stratton became entitled to certain payments and benefits afforded in connection with a termination without cause set forth in his employment agreement with Summit Operating, dated September 1, 2020, and the award agreements under which phantom units and other awards were granted to Mr. Stratton under the SMLP LTIP. Such payments and benefits include (i) severance payments payable over 12 months equal to one-and-a-half times the sum of (A) $350,000 (which was his base salary in effect at the time of his termination) and (B) 437,500 (which was the value of the annual bonus paid to Mr. Stratton for the 2021 performance year); (ii) $60,411 (which was a prorated amount of his 2022 target annual bonus (100% of his base salary)); (iii) subsidized COBRA coverage for the lesser of the time during which he is eligible for COBRA coverage and 18 months; and (iv) full vesting and settlement of all of Mr. Stratton’s outstanding unvested phantom units and any related cash retention component thereof.

Hedging Policy

Our Insider Trading Policy calls for all members of the Board and all of our officers and employees to ordinarily avoid engaging in speculative trading, including the purchase of put or call options or the writing of such options. For more information on our Insider Trading Policy, see “Corporate Governance—Governance Documents—Prohibition on Insider Trading and Avoidance of Speculative Trading in SMLP Units.”

Equity Holding Guidelines

We believe that equity-based compensation aligns the economic interests of our directors and certain executive officers with those of common unitholders. In accordance with this goal, the Board has approved and adopted equity holding guidelines for our directors and certain executive officers as described below.

Position	Value of SMLP Unit Holdings
Non-Employee Members of the Board of Directors	3x annual cash retainer
Chief Executive Officer	3x base salary
Chief Financial Officer	3x base salary
Chief Accounting Officer	2x base salary
Executive Vice President, General Counsel and Chief Compliance Officer	3x base salary

The holdings of the directors and executive officers subject to the equity holding guidelines were measured initially on March 31, 2022 and then annually based on the volume weighted average trading price for the five days ending on and including December 31 (the “Measurement Date”). Individuals subject to the equity holding guidelines are encouraged to meet the applicable guidelines by the Measurement Date on which such individual’s total prior LTIP grants made after such individual’s appointment to the position equals or exceeds the value applicable to such individual’s position as listed above. Individuals subject to the equity holding guidelines are expected to retain 100% of any units of common equity received from LTIP grants after appointment to the position until and unless they hold sufficient equity to meet the guidelines. As of December 31, 2022, each of the directors and executive officers subject to the equity holding guidelines exceeded (or was on track to exceed within the required time set forth in the guidelines) the equity holding set forth in the guidelines. The ownership levels for each of our directors and Current NEOs as of December 31, 2022, based on a volume-weighted price per unit of $16.376, is set forth in the table below:

Name	Unit Holdings	Current Multiple	Required Multiple
James J. Cleary	17,278	3.14x annual cash retainer	3x annual cash retainer
Lee Jacobe	25,960	4.72x annual cash retainer	3x annual cash retainer
Robert J. McNally	17,278	3.14x annual cash retainer	3x annual cash retainer
Rommel M. Oates(1)	6,444	1.17x annual cash retainer	3x annual cash retainer
Jerry L. Peters	27,308	4.97x annual cash retainer	3x annual cash retainer
Marguerite Woung-Chapman	17,278	3.14x annual cash retainer	3x annual cash retainer
J. Heath Deneke	412,690	10.22x base salary	3x base salary
William J. Mault(2)	56,933	2.42x base salary	3x base salary
James D. Johnston	82,693	4.26x base salary	3x base salary

(1)Because Mr. Oates was appointed to the Board on February 28, 2022, his total LTIP grants following his appointment have not yet met his required multiple, but he is on track to meet the required multiple.

(2)Because Mr. Mault was appointed Executive Vice President and Chief Financial Officer on February 8, 2022, his total LTIP grants following his appointment have not yet met his required multiple, but he is on track to meet the required multiple.

For purposes of satisfying the guidelines, the following are considered equity holdings of an individual:

•common units owned outright (whether certificated, book-entry or held in street name), including units owned jointly with a spouse (including domestic partners under state law);

•common units owned (whether certificated, book-entry or held in street name) separately by a spouse (including domestic partners under state law) or children under the age of 21 that share the individual’s household;

•common units held in an individual retirement account;

•common units held in a private foundation or charitable trust, in each case established by the individual or where the individual serves as a trustee or director; and

•unvested LTIP grants held by the individual.

Impact of Accounting and Tax Treatments

In developing the compensation packages for our NEOs, we balance the impact of accounting and tax treatment with our business objectives and needs, and the benefits of being able to attract and retain talented management. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its principal executive officer, principal financial officer and any of its three other most highly compensated executive officers for the taxable year (other than the principal executive officer or the principal financial officer) (collectively, the “covered employees”). The group of covered employees also includes certain employees previously considered a covered employee, who continue to receive compensation from us. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation to our NEOs. However, compensation paid to each covered employee will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration we evaluate, we believe that the lost deduction on compensation payable in excess of the $1 million limitation is not material relative to the benefit of being able to attract and retain talented management.

Risk Assessment Relative to Compensation Programs

The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure (collectively, our “Compensation Practices”). The Compensation Committee meets with management to review whether any aspect of our Compensation Practices creates incentives for our employees to take inappropriate risks that could materially adversely affect the Partnership.

Our compensation policies contain a number of features that reflect sound risk management practices. Our compensation programs balance short- and long-term objectives, mitigating the potential incentive for unwarranted risk-taking for short-term, unsustainable results. Furthermore, the metrics we use to assess performance for our incentive compensation programs are broadly tailored to avoid distorting our NEOs’ incentives in pursuit of specific or individual performance goals. Our annual incentive compensation program is also capped, therefore not allowing for unlimited cash payouts.

Accordingly, we believe that the compensation practices for our NEOs and other employees are appropriately structured and do not pose a material risk to the Partnership. We believe these compensation practices are designed and implemented in a manner that does not promote excessive risk-taking that could damage the value of the Partnership or provide compensatory rewards for inappropriate decisions or behavior.

2023 Executive Compensation Highlights

On February 23, 2023 (the “A&R Employment Agreement Effective Date”), Summit Operating entered into an Amended and Restated Employment Agreement (each, an “A&R Employment Agreement”) with each of our Current NEOs.

The A&R Employment Agreements (i) eliminate each Current NEO’s entitlement for equity awards granted after the A&R Employment Agreement Effective Date to vest automatically in connection with a change in control (that is, future awards will no longer be entitled to receive “single-trigger” vesting on a change in control); (ii) increase the severance multiple; and (iii) allow each Current NEO to recover attorneys’ fees under certain circumstances. As a result, on an Employer Nonrenewal or a Qualifying Termination, Mr. Deneke would be entitled to three times the sum of his base salary and the higher of the prior year’s annual bonus or target bonus and Messrs. Johnston and Mault would be entitled to two and one-half times such sum.

The Compensation Committee also approved new forms of phantom unit agreements, including a new time-based phantom unit agreement and a new performance-based phantom unit agreement (together, the “2023 Award Agreements”), which the Compensation Committee used for this year’s annual equity award grants to the Current NEOs. The 2023 Award Agreements are double-trigger, providing for accelerated vesting only when (i) the Current NEO’s employment is terminated (a) by the Company or Partnership other than for cause (as defined in the applicable Current NEO’s employment agreement), (b) by the Current NEO for good reason (as defined in the applicable Current NEO’s employment agreement), (c) by reason of the Current NEO’s death or disability, or (ii) the equity awards granted under the 2023 Award Agreements are not continued, assumed or replaced by the acquiror or surviving entity in connection with a change in control.

This year, our Current NEOs received grants of phantom units equal to each Current NEO’s annual LTIP target set in the A&R Employment Agreements. The value of each LTIP award was split between 60% of the value in time-based phantom units, one third of which vests on the first, second, and third anniversaries of the grant date, which was March 15, 2023, and 40% of the value in performance-based phantom units that vests on the third anniversary of the grant date if certain performance criteria are met. Half of the performance-based phantom units are tied to achievement of leverage ratio metrics, and the other half are tied to total unitholder return relative to peer companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans. Additionally, the Compensation Committee generally reviews and discusses the Compensation Discussion and Analysis with senior management of the Partnership as a part of the Partnership’s governance practices. Based on this review and discussion, the Compensation Committee has recommended to the Board of the General Partner that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Lee Jacobe (Chair)

James J. Cleary

Marguerite Woung-Chapman

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2022, 2021 and 2020, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus (Cash Retention) ($)(1)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Heath Deneke(5) Chairman of the Board, President and Chief Executive Officer	2022	624,000	627,752	797,884	1,614,600	167,930	3,832,166
	2021	600,000	252,753	1,531,500	1,125,000	52,577	3,561,830
	2020	600,000		891,743	675,000	52,671	2,219,414

William J. Mault(6) Executive Vice President and Chief Financial Officer	2022	300,000	98,116	238,896	598,500	45,417	1,280,929

Marc D. Stratton(7) Former Executive Vice President and Chief Financial Officer	2022	—	—	—	—	2,650,630	2,650,630
	2021	350,000	123,143	512,195	437,500	33,152	1,455,990
	2020	350,000	—	208,073	262,500	34,171	854,744

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2022	364,000	525,417	246,682	600,600	38,232	1,774,931
	2021	350,000	400,000	512,195	437,000	31,675	1,730,870
	2020	102,308	—	355,000	87,500	10,262	555,070

(1)Amounts shown reflect the portion of the cash retention component of the LTIP awards granted to the NEOs in 2020 and 2021 that vested in 2021 and 2022, as applicable. In the Annual Report on Form 10-K filed on March 4, 2021, the cash retention component of the 2020 LTIP awards were reported in full in 2020 in this column, but such amount is no longer reflected in this column on grant and will, in accordance with SEC rules, be reported in the year in which it is earned. As a result of the Partnership’s acquisition of Summit Midstream Partners, LLC, the privately-held parent company of the General Partner (the “GP Buy-In Transaction”), the Partnership pays for 100% of the NEO’s compensation.

(2)Amounts shown reflect the grant date fair value of the phantom unit awards granted to the NEOs pursuant to the annual LTIP program in 2022, 2021 and 2020, respectively, in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Amounts shown do not reflect the full grant date fair value of the phantom unit awards granted to the Current NEOs pursuant to the cash-to-phantom program in 2022 (such units, the “cash-to-phantom units”). The portion of the grant date fair value of the cash-to-phantom units that replaced the Current NEOs’ foregone cash retention component will be reflected in the “Bonus” column of the Summary Compensation Table in future years as such awards vest, in accordance with applicable SEC rules. The portion of the grant date fair value of the cash-to-phantom units that exceeded the amount of the Current NEOs’ foregone cash retention component was $132,716, $25,389 and $20,120 for Messrs. Deneke, Mault and Johnston, respectively, and will be reflected in the “Equity Awards” column of the Summary Compensation Table in future years as such awards vest in accordance with applicable SEC rules. The grant date fair value of all of the cash-to-phantom units is reflected in the “Grants of Plan-Based Awards” table below. For the assumptions made in valuing these awards, see Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022. For additional information, please refer to “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards.”

(3)Amounts shown represent the incentive bonus earned under the Partnership’s annual incentive bonus program in the fiscal year indicated but paid in the following fiscal year. As a result of the GP Buy-In Transaction, the Partnership pays for 100% of the NEO’s compensation.

(4)The table below presents the components of “All Other Compensation” allocated to SMLP for each NEO for the fiscal year ended December 31, 2022. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Retirement, Health and Welfare and Additional Benefits.” As a result of the GP Buy-In Transaction, the Partnership pays for 100% of the NEO’s compensation.

All Other Compensation
Name	Medical Insurance Premium ($)(a)	Individual Tax Preparation ($)	Health Savings Account (HSA) Employer Contributions ($)	401(k) Plan Employer Contributions ($)	Membership Dues ($)	Distributions Paid on Phantom Units that Vested in 2022 ($)(b)	Other(c)	Total ($)
J. Heath Deneke	17,005	15,862	600	15,250	12,535	106,178	500	167,930
William J. Mault	6,299	—	600	15,250	—	18,642	4,626	45,417
Marc D. Stratton(d)	4,267	—	150	15,250	—	25,594	2,605,369	2,650,630
James D. Johnston	17,016	—	600	15,250	—	—	5,366	38,232

(a)Includes employer-paid medical and dental premiums.

(b)Represents distribution equivalent rights (“DERs”) received for each phantom unit, providing for payment on the vesting date of a lump sum of cash equal to the accrued distributions from and after the grant date of the phantom units. The amounts in this column are DERs that accrued on phantom units prior to the Partnership’s suspending distributions on our common units beginning with respect to the quarter ended March 31, 2020.

(c)In 2022, “Other” for the Current NEOs consisted of a $500 holiday bonus paid to all employees in December 2022 and, for Messrs. Mault and Johnston, the upfront cost to participate in a charitable fundraising event.

(d)In connection with the termination of Mr. Stratton’s employment, Mr. Stratton received (i) a cash severance payment equal to $1,181,250, which represents 1.5 times the sum of Mr. Stratton’s base salary in effect at the time of his termination plus the annual bonus paid to Mr. Stratton in 2021; (ii) a prorated 2022 target annual bonus payment equal to $60,411; (iii) subsidized COBRA from the time of his termination through January 2023, when he became eligible for alternative coverage, in an amount equal to $11,022; (iv) acceleration and settlement of his outstanding and unvested phantom units, which value was equal to $726,947; and (v) acceleration and payment of his outstanding and unvested cash retention component awards, which value was equal to $622,534. Mr. Stratton also received other compensation in 2022 of $3,205.

(5)Mr. Deneke, the President and Chief Executive Officer, also served as a member of the Board but did not receive any additional compensation for serving on the Board.

(6)Mr. Mault was not a Named Executive Officer prior to 2022.

(7)Mr. Stratton’s employment terminated effective March 4, 2022.

Grants of Plan-Based Awards for Fiscal Year 2022

The following table sets forth information concerning annual incentive awards and phantom unit awards granted to the Partnership’s Current NEOs in fiscal year 2022.

Name	Grant Date(2)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(#)	Grant Date Fair Value of Unit Awards(3)
		Committee Action Date	Threshold ($)	Target ($)	Maximum ($)
J. Heath Deneke	3/14/2022	2/17/2022	—	936,000	1,872,000	—	—
	3/14/2022	2/17/2022	—	—	—	53,802(4)	797,884
	12/9/2022	11/29/2022	—	—	—	6,556(5)	129,481
	12/9/2022	11/29/2022	—	—	—	38,912(6)	768,512
	12/9/2022	11/29/2022	—	—	—	129,966(7)	2,566,829
William J. Mault	3/14/2022	2/17/2022	—	300,000	600,000	—	—
	3/14/2022	2/17/2022	—	—	—	16,109(4)	238,896
	12/9/2022	11/29/2022	—	—	—	2,432(6)	48,032
	12/9/2022	11/29/2022	—	—	—	31,129(7)	614,798
James D. Johnston	3/14/2022	2/17/2022	—	364,000	728,000	—	—
	3/14/2022	2/17/2022	—	—	—	16,634(4)	246,682
	12/9/2022	11/29/2022	—	—	—	6,506(6)	128,494
	12/9/2022	11/29/2022	—	—	—	20,090(7)	396,778

(1)Represents annual incentive opportunities that may be awarded pursuant to the Partnership’s annual incentive program for the year ended December 31, 2022 with payment based upon the Partnership’s achievement of pre-established performance goals and other factors. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.”

(2)Awards granted on March 14, 2022 were granted under the 2012 SMLP LTIP and awards granted on December 9, 2022 were granted under the 2022 SMLP LTIP.

(3)Amounts shown represent the fair value of the award on the date of the grant, in accordance with FASB ASC Topic 718. For the assumptions made in valuing these awards, see Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)Represents the annual grant of phantom units with distribution equivalent rights under the SMLP LTIP. As discussed above, when factoring in the value of the one-time supplemental cash retention component, these phantom units represent 25% of the value of the Current NEOs’ annual LTIP awards, with the other 75% of such value granted in the form of a cash retention component. The cash retention component is not reported in this table because it is a cash award subject to service-based vesting requirements. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards.”

(5)Represents the phantom units received in exchange for the cancellation of a portion of the cash retention component of the 2020 annual LTIP award in connection with the cash-to-phantom program. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards” above and the “Outstanding Equity Awards at Fiscal Year-End 2022” below.

(6)Represents the phantom units received in exchange for the cancellation of a portion of the cash retention component of the 2021 annual LTIP award in connection with the cash-to-phantom program. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards” above and the “Outstanding Equity Awards at Fiscal Year-End 2022” below.

(7)Represents the phantom units received in exchange for the cancellation of a portion of the cash retention component of the 2022 annual LTIP award in connection with the cash-to-phantom program. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards” above and the “Outstanding Equity Awards at Fiscal Year-End 2022” below.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2022 Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, non-equity incentive plan compensation and all other compensation can be found in the CD&A that precedes these tables.

Outstanding Equity Awards at Fiscal Year-End 2022

The following table presents information regarding the outstanding equity awards held by the Partnership’s NEOs at December 31, 2022.

		Unit Awards
Name	Grant Date	Number of Phantom Units That Have Not Vested (#)(1)		Market Value of Phantom Units That Have Not Vested ($)(2)
J. Heath Deneke	12/9/2022	129,966	(3)	2,167,833
	12/9/2022	38,912	(4)	649,052
	12/9/2022	6,556	(5)	109,354
	3/14/2022	53,802	(6)	897,417
	2/17/2021	50,000	(7)	834,000
	3/23/2020	36,294	(7)	605,384
William J. Mault	12/9/2022	31,129	(3)	519,232
	12/9/2022	2,432	(4)	40,566
	3/14/2022	16,109	(6)	268,698
	2/17/2021	2,083		34,744
	3/15/2020	1,375		22,935
James D. Johnston	12/9/2022	6,506		108,520
	12/9/2022	20,090		335,101
	3/14/2022	26,596		443,621
	2/17/2021	16,722		278,923

(1)Phantom units granted to the Current NEOs vest as described below, subject to continued employment, and accelerated vesting as provided in the applicable award agreement. The Current NEOs also receive distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date.

(2)Amounts were calculated using the closing price of SMLP’s publicly traded common units on December 30, 2022, the last trading day of the year.

(3)Phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2022 annual LTIP award in connection with the cash-to-phantom program vest approximately 20%, 60% and 20% on each of March 15, 2023, March 15, 2024 and March 15, 2025, respectively, for Messrs. Deneke and Johnston, and approximately 75% and 25% on each of March 15, 2024 and March 15, 2025 for Mr. Mault.

(4)Phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2021 annual LTIP award in connection with the cash-to-phantom program vest one-half on each of March 15, 2023 and March 15, 2024, for Messrs. Deneke and Johnston, and in full on March 15, 2024 for Mr. Mault.

(5)Phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2020 annual LTIP award in connection with the cash-to-phantom program vested on March 15, 2023.

(6)Phantom units granted to the Current NEOs vest approximately 20%, 60% and 20% on each of the first, second and third anniversaries of the grant date, subject to continued employment, and accelerated vesting as provided in the applicable award agreement. The Current NEOs also receive distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum with the Partnership and other terms and conditions in the award agreement.

(7)Phantom units granted to the NEOs vest ratably over a three-year period with the first tranche scheduled to vest on the first anniversary of the grant date, subject to continued employment, and accelerated vesting as provided in the applicable award agreement.

Phantom Units Vested for Fiscal Year 2022

The following table represents information regarding the vesting of phantom units during the year ended December 31, 2022 with respect to the Partnership’s NEOs.

	Phantom Units
Name	Number of Phantom Units Vested (#)(1)	Value Realized on Vesting ($)(2)
J. Heath Deneke	78,454	1,179,946
William J. Mault	5,034	83,380
Marc D. Stratton(3)	46,659	726,947
James D. Johnston	25,027	371,9834

(1)Represents the number of phantom units that vested in 2022, plus the distribution equivalent rights earned in tandem.

(2)Represents the value of the phantom units that vested in 2022, plus the distribution equivalent rights earned in tandem. The value of the phantom units that vested was calculated using the closing price of SMLP’s publicly traded common units at the date of vesting.

(3)Mr. Stratton’s employment terminated effective March 4, 2022.

Pension Benefits

Currently, the Partnership does not sponsor or maintain a pension or defined benefit program for its NEOs. This policy may change in the future.

Nonqualified Deferred Compensation Table for Fiscal Year 2022

Effective May 28, 2020, the Deferred Compensation Plan was terminated resulting in payment of all remaining amounts deferred thereunder to participants or their designated beneficiaries, as applicable, in a single lump sum payment.

Potential Payments upon Termination or Change in Control

SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of SMLP. The following table sets forth information concerning potential amounts payable to the NEOs upon termination of employment under various circumstances, and upon a change in control, if such event took place on December 31, 2022.

Name and Principal Position	Triggering Event	Salary ($)	Bonus ($)	Pro-Rata Bonus ($)	Health Benefits ($)	Acceleration of Unvested LTIP Awards ($)(1)	Total ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer(2)	Termination by Reason of Death or Disability	—	—	936,000	—	5,447,686	6,383,686
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	1,560,000	2,812,500	936,000	24,799	5,447,686	10,780,985
	Change in Control(3)	—	—	—	—	5,447,686	5,447,686

William J. Mault Executive Vice President and Chief Financial Officer(2)	Termination by Reason of Death or Disability	—	—	300,000	—	1,143,724	1,443,724
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	450,000	450,000	300,000	8,461	1,143,724	2,352,185
	Change in Control(3)	—	—	—	—	1,143,724	1,443,724

Marc D. Stratton Former Executive Vice President and Chief Financial Officer(2)	Termination Without Cause	525,000	656,250	60,411	11,022	1,349,481	2,602,164

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary(2)	Termination by Reason of Death or Disability	—	—	364,000	—	1,686,297	2,050,297
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	546,000	655,500	364,000	24,799	1,686,297	3,276,596
	Change in Control(3)	—	—	—	—	1,686,297	1,686,297

(1)For the Current NEOs, amounts represent the value of (a) the phantom units that vest upon the occurrence of a triggering event plus the earned distribution equivalent rights that vest in tandem and (b) the cash retention component that vests upon the occurrence of a triggering event. The value of the phantom units was calculated using the closing price of SMLP’s publicly traded common units on December 30, 2022. For Mr. Stratton, amounts represent the value of (a) the phantom units (calculated using the closing price of our common units on March 4, 2022) and (b) the cash retention component that vested upon Mr. Stratton’s termination of employment.

(2)Messrs. Deneke’s, Mault’s and Johnston’s employment agreements as in effect as of December 31, 2022 provide that upon an Employer Nonrenewal or a Qualifying Termination, Messrs. Deneke, Mault and Johnston will receive a severance payment equal to, for Mr. Deneke, two and on-half times, and for Mr. Mault and Mr. Johnston, one and one-half times, the sum of their annual base salary and the higher of their target annual bonus and the annual bonus actually paid to them in respect of the immediately preceding year. Messrs. Deneke, Mault and Johnston are also entitled to receive a prorated annual bonus (based on target) if their employment is terminated by reason of death or disability or as a result of an Employer Nonrenewal or a Qualifying Termination. Any unvested equity awards granted to Messrs. Deneke, Mault and Johnston will immediately vest upon a termination without cause or by reason of death or disability, upon a change in control, or, if provided in the individual award agreement, upon a termination for good reason. If any portion of the payments or benefits provided to Messrs. Deneke, Mault or Johnston in connection with a change in control becomes subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to Messrs. Deneke, Mault and Johnston, respectively. Messrs. Deneke, Mault and Johnston would also be entitled to subsidized COBRA coverage for the lesser of the time during which he is eligible for COBRA coverage and 18 months. Receipt of these separation payments and benefits are subject to the execution of a release of claims, compliance with restrictive covenant provisions and the payment terms, as applicable, as described in “Compensation Discussion and Analysis—Employment and Severance Arrangements—Employment Agreements” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Based Compensation Awards.” Mr. Stratton’s employment agreement, which was terminated in connection with the termination of his employment on March 4, 2022, was substantially similar to Mr. Johnston’s employment agreement, except as described under “Compensation Discussion and Analysis—Employment and Severance Arrangements—Employment Agreements.” See “—Separation Agreement with Former Executive Officer.”

(3)Single-trigger event without a qualifying termination of employment.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for our last completed fiscal year.

For 2022, we determined our median employee by ranking our employees (other than the CEO) employed as of December 31, 2022 (the “determination date”) by the sum of each employee’s annualized base salary, his or her actual cash bonus received in 2022 for 2021 performance, and his or her actual overtime pay received in 2022. In annualizing each employee’s base salary, we used each employee’s base salary rate as of the determination date. We made no full-time equivalent adjustment for any employee, we had no temporary or seasonal workers as of the determination date, and we made no cost-of-living adjustments. The annual total compensation of our median employee (other than the CEO) for 2022 was $135,051, inclusive of 401(k) matching contributions, insurance benefits and an annual bonus payment. To determine the annual total compensation of our CEO for purposes of this disclosure, we chose the person who was serving as CEO as of the determination date and used the total compensation he received in 2022 as set forth in the Summary Compensation Table above. Accordingly, for purposes of this disclosure, we determined that the CEO’s annual total compensation for 2022 was $3,832,166. Based on the foregoing, we calculated the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees to be 28.38 to 1. Given the different methodologies that various public companies will use to determine an estimated pay ratio, our estimated pay ratio should not be used as a basis for comparison with ratios disclosed by other companies.

Pay Versus Performance

SEC regulations require us to disclose the following information about the relationship between executive compensation paid for our CEO (“PEO” in the following tables) and the average paid for our other NEOs and the Partnership’s financial performance.

	PEO Pay(1)		Other NEO Pay(1)		Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)(1)(4)
Year	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)		Net Income $000s(5)
2022	3,832,166	2,893,624	1,902,164	1,711,602	133.55	(123,461)
2021	3,561,830	5,588,991	1,593,430	2,003,903	177.74	(19,949)

(1)Our Chief Executive Officer for each of the fiscal years indicated was Mr. Deneke. Our named executive officers other than our Chief Executive Officer (“Other NEOs”) were, (i) for 2022, Messrs. Mault, Johnston and Stratton and (ii) for 2021, Messrs. Johnston and Stratton.

(2)Reflects, for Mr. Deneke, the total compensation reported in the Summary Compensation Table and for the Other NEOs, the average total compensation reported in the Summary Compensation Table in each of the fiscal years indicated.

(3)Represents the compensation actually paid to Mr. Deneke and the Other NEOs in each of the fiscal years indicated, as computed in accordance with Item 402(v) of Regulation S-K and as set forth below:

	As Reported in Summary Compensation Table(a)		Equity Award Adjustments(b)
Year	Total	Equity Awards	Fair Value as of Year End of Awards Granted During Year that Remain Outstanding as of Year End(c)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Remain Outstanding as of Year End(d)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vest During Year(e)	Total Compensation “Actually Paid”
PEO
2022	3,832,166	(797,884)	897,417	(476,343)	(561,732)	2,893,624
2021	3,561,830	(1,531,500)	1,665,000	871,453	1,022,208	5,588,991
Other NEOs
2022	1,902,164	(161,860)	182,051	(37,129)	(173,624)	1,711,602
2021	1,593,430	(512,195)	556,843	185,665	180,160	2,003,903

(a)Reflects, for Mr. Deneke, the applicable amounts reported in the “Summary Compensation Table Total for PEO” column in the table above and the “Equity Awards” column in the Summary Compensation Table, and for the other NEOs, the amounts reported in the “Average Summary Compensation Table Total for Non-PEO NEOs” column in the table above and the average of the amounts reported in the “Equity Awards” column in the Summary Compensation Table, in each case, in each of the fiscal years indicated.

(b)The adjustments made to the fair value of the LTIP awards in accordance with Item 402(v) of Regulation S-K do not include the fair value of equity awards received in lieu of the cash retention component of the LTIP awards in connection with the cash-to-phantom program because such awards were not reported in the Summary Compensation Table in 2022 in accordance with SEC rules.

(c)Reflects either (i) the fair value, with respect to Mr. Deneke, or (ii) the average of the fair value, with respect to the Other NEOs, in each case as of December 31 of the covered fiscal year of awards granted in the covered fiscal year that remained outstanding and unvested (in whole or in part) as of the end of the covered fiscal year (other than the cash-to-phantom units, as described in footnote (b) above).

(d)Reflects either (i) the change in fair value, with respect to Mr. Deneke, or (ii) the average of the change in fair value, with respect to the Other NEOs, in each case from December 31 of the prior fiscal year to December 31 of the covered fiscal year of awards granted in a prior fiscal year that remained outstanding and unvested (in whole or in part) as of the end of the covered fiscal year.

(e)Reflects either (i) the change in fair value, with respect to Mr. Deneke, or (ii) the average of the change in fair value, with respect to the Other NEOs, in each case from December 31 of the prior fiscal year to the day awards became vested in the covered fiscal year, when such awards were granted in a prior fiscal year.

(4)For each covered fiscal year, represents the cumulative total stockholder return on an initial fixed $100 investment in our common units from December 31, 2020 through December 31 of each covered fiscal year.

(5)Represents the amount of net income reflected in our consolidated financial statements for each covered fiscal year.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”) as a Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR Per $100”)

Compensation Actually Paid vs. Company TSR Per $100
Compensation Acutally Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$200
$150
$100
$50
$0
TSR Per $100
2021
2022
PEO
Other NEOs
TSR

Relationship Between Compensation Actually Paid and Net Income

Compensation Actually Paid vs Company Net Income

Compensation Acutally Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$0
($50,000)
($100,000)
($150,000)
Net Income (in $000s)
2021
2022
PEO
Other NEOs
Net Income

DIRECTOR COMPENSATION

In 2022, under the director compensation plan, the independent directors, which included Messrs. Cleary, Jacobe, McNally, Oates and Peters and Ms. Woung-Chapman in 2022, each received the following:

•an annual cash retainer of $85,000; and

•an annual award of common units, which was in the amount of 6,444 units.

In addition, under the director compensation plan, independent directors receive the following for their respective service on the committees of the Board:

•the Lead Director receives an additional annual retainer of $20,000;

•the chair of the Audit Committee receives an additional annual retainer of $20,000;

•the chair of the Nominating, Governance and Sustainability Committee receives an additional annual retainer of $15,000;

•the chair of the Compensation Committee receives an additional annual retainer of $15,000; and

•each independent member of the Audit Committee (other than the chair) receives an additional annual retainer of $10,000 and each independent member of any other committee (other than the chair) receives an additional annual retainer of $7,000.

Messrs. Cleary, Jacobe, McNally, Oates and Peters and Ms. Woung-Chapman were paid their compensation in March 2022.

Mr. Deneke did not receive any additional compensation for his role as a director in 2022.

The Partnership reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

The following table shows the compensation paid, including amounts deferred, under the Partnership’s director compensation plan in 2022.

Name	Fees earned or paid in cash ($)	Other fees ($)	Unit awards ($)(1)(2)	Total ($)
James J. Cleary	119,000	—	91,569	210,569
J. Heath Deneke	—	—	—	—
Lee Jacobe	110,000	—	91,569	201,569
Robert J. McNally	95,000	—	91,569	186,569
Rommel M. Oates(3)	92,000	—	91,569	183,569
Jerry L. Peters	112,000	—	91,569	203,569
Marguerite Woung-Chapman	107,000	—	91,569	198,569

(1)Each director was granted 6,444 units in 2022, and the amount shown represents the grant date fair value of the unit awards as determined in accordance with FASB ASC Topic 718 and GAAP. These unit awards were fully vested on the grant date and, as a result, none of our non-employee directors held outstanding unit awards under the SMLP LTIP at December 31, 2022.

(2)The Compensation Committee determined the number of units awarded under the SMLP LTIP in February 2022. The Compensation Committee granted the number of units based on a per unit volume-weighted average price of $15.52 for the three trading days ending on and including Friday, March 11, 2022. The LTIP award value provided in this column was calculated based on our per unit closing price of $14.21 on March 15, 2022, when the units were actually granted.

(3)Mr. Oates was appointed to the Board on February 28, 2022.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Partnership’s common units of:

•each person who is known to us to beneficially own 5% or more of such units to be outstanding (based solely on Schedules 13D and 13G filed with the SEC prior to March 21, 2023);

•the General Partner;

•each of the directors and NEOs of the General Partner; and

•all of the current directors and executive officers of the General Partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.

In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units that a person has the right to acquire upon the vesting of phantom units where the units are issuable within 60 days of March 21, 2023, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of units beneficially owned is based on a total of 10,354,658 common units outstanding as of March 21, 2023.

Except as indicated by footnote, the persons named in the following table have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Invesco Ltd.(1)	914,071	8.8%
Shenkman Capital Management, Inc.(2)	884,826	8.5%
J. Heath Deneke(3)	176,750	1.7%
James D. Johnston(3)	36,749	*
Marc D. Stratton(3)(4)	37,382	*
William J. Mault(3)	9,695	*
James J. Cleary(3)	23,628	*
Lee Jacobe(3)	32,310	*
Robert J. McNally(3)	23,628	*
Rommel M. Oates(3)	12,794	*
Jerry L. Peters(3)	33,658	*
Marguerite Woung-Chapman(3)	23,628	*
All current directors and executive officers as a group as of March 21, 2023 (consisting of 10 persons)	382,125	3.7%

*Less than 1%.

(1)Based solely on a Schedule 13G/A filed by Invesco Ltd. on April 11, 2022. Such filing indicates that Invesco Ltd., in its capacity as a parent holding company to its investment advisors, may be deemed to beneficially own 914,071 common units of the Partnership which are held of record by clients of Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(2)Based solely on a Schedule 13G/A filed by Shenkman Capital Management, Inc. on February 14, 2023. The address for Shenkman Capital Management, Inc. is 151 West 42nd Street, 29th Floor, New York, NY 10036.

(3)The address for this person is 910 Louisiana Street, Suite 4200, Houston, TX 77002.

(4)Mr. Stratton’s employment terminated effective March 4, 2022, and therefore, the common units beneficially owned by such individual are based on the last Form 4 filed by or on behalf of such individual.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 with respect to the Partnership’s common units that may be issued under the SMLP LTIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (b)) (c)
Equity compensation plans approved by security holders	605,142	N/A	851,843
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	605,142		851,843

(1)Amount shown represents phantom unit awards outstanding under the SMLP LTIP on December 31, 2022. The awards are settled in common units or, at the discretion of the Compensation Committee under the SMLP LTIP, in cash upon the applicable vesting date and are not subject to an exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not had any related person transactions since January 1, 2022, other than as described under “—Agreements with Executive Officers.”

Agreements with Executive Officers

The employment agreements with our executive officers and the Separation Agreement with Mr. Stratton are described under “Compensation Discussion and Analysis—Employment and Severance Arrangements.”

Review, Approval and Ratification of Related Person Transactions

The Board has a policy for the identification, review and approval of certain related person transactions. The policy provides for the review and (as appropriate) approval by a Conflicts Committee, as may be established from time to time by the Board, of transactions between SMLP and its subsidiaries, on the one hand, and related persons (as that term is defined in SEC rules), on the other hand. Pursuant to the policy, the General Counsel of the General Partner is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction.

For purposes of the policy, a “related person” is any director or executive officer of the General Partner, any nominee for director, any unitholder known to SMLP to be the beneficial owner of more than 5% of any class of SMLP’s common units, and any immediate family member, affiliate or controlled subsidiary of any such person. A “related person transaction” is generally a transaction in which SMLP is, or the General Partner or any of SMLP’s subsidiaries is, a participant, where the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. Transactions resolved under the conflicts provision of the Partnership Agreement are not required to be reviewed or approved under the policy.

If, after weighing all of the facts and circumstances, the General Counsel of the General Partner determines that a proposed transaction is a related person transaction that requires review or approval and the transaction meets certain monetary thresholds or involves certain related persons, management must present the proposed transaction to a Conflicts Committee for advance approval. Transactions that do not meet the designated monetary threshold or involve certain related persons are reviewed on a quarterly basis and do not require approval by a Conflicts Committee.

The policy described above was adopted by the Board on March 7, 2013.

AUDIT COMMITTEE REPORT

Management of Summit Midstream GP, LLC is responsible for SMLP’s internal controls and the financial reporting process. Deloitte & Touche LLP, SMLP’s independent registered public accounting firm for the year ended December 31, 2022, is responsible for performing an independent audit of SMLP’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and generally accepted auditing standards, and an audit of SMLP’s internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of SMLP’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.

The Audit Committee has reviewed and discussed SMLP’s audited consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of SMLP be included in SMLP’s Annual Report on Form 10-K for the year ended December 31, 2022.

Members of the Audit Committee:

Jerry L. Peters (Chair)

Lee Jacobe

Robert J. McNally

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

On March 15, 2023, the Audit Committee recommended, and the Board approved, having Deloitte & Touche LLP serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2022 and has served as such since 2009.

✓	The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

The Board requests Unitholder approval of the following resolution:

RESOLVED, that the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm for SMLP for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of SMLP and its subsidiaries for the fiscal year ending December 31, 2023 is hereby approved and ratified.

As described above under “Questions and Answers about the 2023 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes (none of which are expected for this proposal) will have the same effect as a vote against this proposal.

The Audit Committee is responsible for recommending, for Unitholder ratification, our independent registered public accounting firm. If Unitholders fail to approve the ratification of the appointment of Deloitte & Touche LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than Deloitte & Touche LLP could be secured to deliver any or all of our independent auditing services required for 2023. The Audit Committee, however, would take the lack of Unitholder approval into account when recommending an independent registered public accounting firm for 2024.

Representatives of Deloitte & Touche LLP are expected to be present at the 2023 Annual Meeting to respond to appropriate questions raised at the 2023 Annual Meeting or submitted to them in writing prior to the 2023 Annual Meeting. The representatives also may make a statement if they desire to do so.

Deloitte & Touche LLP Fees

The fees billed by Deloitte & Touche LLP, as principal accountant, for the audit of the Partnership’s consolidated financial statements and other services rendered for the years ended December 31, 2022 and 2021 follow:

	Year Ended December 31,
Category of Service	2022	2021
Audit fees(1)	$1,489,967	$1,329,576
Audit-related fees(2)	$100,000	100,000
Tax fees(3)	$847,415	561,094
All other fees	—	—
Total	$2,437,382	$1,990,670

(1)Audit fees are fees billed by Deloitte & Touche LLP for professional services for the audit and quarterly reviews of the Partnership’s consolidated financial statements, review of other SEC filings, including registration statements, and issuance of comfort letters and consents.

(2)Audit-related fees for the year ended December 31, 2022 are associated with consultations with management as to accounting or disclosure treatment.

(3)Tax fees are billed by Deloitte Tax LLP for tax compliance services, including the preparation of state, federal and Schedule K-1 tax filings and other tax planning and advisory services.

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of SMLP’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Audit Committee shall have sole authority to pre-approve all audit, audit-related and permitted non-audit engagements with the independent auditor, including the fees and other terms of such engagements. The independent auditor shall report directly to the Audit Committee. The Audit Committee may consult with management but may not delegate these responsibilities to management.

In 2022, all of the services rendered by Deloitte & Touche LLP were pre-approved specifically by the Audit Committee. None of the services provided by Deloitte & Touche LLP were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSAL NO. 3
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Exchange Act and SEC rules, we are providing the Unitholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs, as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosures in this proxy statement.

✓	The Board recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

The Board requests Unitholder approval of the following advisory resolution:

RESOLVED, that the common unitholders of Summit Midstream Partners, LP approve, on an advisory basis, the compensation of the named executive officers of Summit Midstream GP, LLC, the general partner of Summit Midstream Partners, LP, as disclosed in the proxy statement for Summit Midstream Partners, LP’s 2023 Annual Meeting of Limited Partners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, notes and narrative discussion.

As described above under “Questions and Answers about the 2023 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

This advisory say-on-pay resolution is not binding on SMLP, the General Partner, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect that the next say-on-pay advisory vote will occur at our annual meeting of limited partners to be held in 2024.

ADDITIONAL INFORMATION

Advance Notice Required for Limited Partner Proposals and Nominations

If you wish to submit a limited partner proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before December 1, 2023. In addition, limited partner proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

The Partnership Agreement enables limited partners, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2024 Annual Meeting and have such nominee included in our proxy statement, you must comply with the requirements contained in the Partnership Agreement, including the requirement to provide timely notice in writing. Your written notice must be received by the General Partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than February 9, 2024 and no earlier than January 10, 2024. The Partnership Agreement also contains other requirements, such as requirements regarding ownership and the content of the written notice.

Unitholders who intend to solicit proxies for the 2024 Annual Meeting in support of director nominees other than the Partnership’s nominees must provide notice complying with the requirements of Rule 14a-19 under the Exchange Act, in addition to satisfying the requirements under the Partnership Agreement. Such notice must be postmarked or transmitted electronically to the Partnership at its principal executive offices no later than 60 calendar days prior to the anniversary date of the previous annual meeting (for the 2024 Annual Meeting, no later than March 11, 2024); provided, that, if the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the previous annual meeting, or if the forthcoming 2023 Annual Meeting does not take place, such notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the 2024 Annual Meeting is first made.

Limited partners are urged to review all applicable rules and the Partnership Agreement and consult legal counsel before submitting a proposal or nomination.

Other Business

If any matters not referred to in this proxy statement properly come before the 2023 Annual Meeting or any adjournments thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the common units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2023 Annual Meeting.

Availability of Annual Report on Form 10-K

Consolidated financial statements and related information for SMLP, including audited financial statements for the year ended December 31, 2022, are contained in our Annual Report on Form 10-K for the year ended December 31, 2022. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2022, including the financial statements, are available without charge to Unitholders upon written request to SMLP at the address indicated on the cover page of this proxy statement or on the Partnership’s website under the “SEC Filings” subsection of the “Investors” section at www.summitmidstream.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC’s rules allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the “Proxy Materials”) to two or more common unitholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for common unitholders, and cost savings for companies, by reducing the number of duplicate documents that common unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple common unitholders sharing the same address, unless we have received contrary instructions. If your common units are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.

If your common units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold common units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to American Stock Transfer & Trust Company (“AST”), our transfer agent, at AST, Attn: Data Entry, 6201 15th Avenue, Brooklyn, NY 11216, calling AST at 800-937-5449 or emailing help@astfinancial.com. You may also send a written request for Proxy Materials to our Investor Relations department at the address indicated on the cover page of this proxy statement. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any common unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent

AST serves as our transfer agent, registrar and distribution paying agent with respect to our common units. Correspondence relating to any common unit accounts, distributions or transfers of common unit certificates should be addressed to:

AST

ATTN: AST Operations Center

6201 15th Avenue
Brooklyn, NY 11219

Call toll-free at: 800-937-5449

Or +1 718-921-8124 (local and international)

Email: help@astfinancial.com

A-1

APPENDIX A

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA

We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to minimum volume commitment (“MVC”) shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure to assess:

•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;

•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

ANNUAL MEETING OF LIMITED PARTNERS OF

SUMMIT MIDSTREAM PARTNERS, LP

May 10, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022 are available at http://www.astproxyportal.com/ast/23805

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20333000000000001000 5	051023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
"FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	J. Heath Deneke
Robert J. McNally
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Marguerite Woung-Chapman

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of Advisory Resolution on Executive Compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SUMMIT MIDSTREAM PARTNERS, LP

Proxy for Annual Meeting of Limited Partners on May 10, 2023

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William J. Mault, James D. Johnston and Matthew B. Sicinski, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the common units representing limited partner interests which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Summit Midstream Partners, LP, to be held May 10, 2023 at 2:00 p.m. Central Time, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF LIMITED PARTNERS OF

SUMMIT MIDSTREAM PARTNERS, LP

May 10, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The Annual Meeting will be held in a virtual-only format this year. To attend the virtual meeting, please visit https://web.lumiagm.com/275506380 (password summit2023) and be sure to have your control number available.

GO GREEN- e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022 are available at http://www.astproxyportal.com/ast/23805

  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20333000000000001000 5	051023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
"FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	J. Heath Deneke
Robert J. McNally
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Marguerite Woung-Chapman

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of Advisory Resolution on Executive Compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.